                                                                     EXHIBIT 2.1


                                                                  EXECUTION COPY








                               PURCHASE AGREEMENT

                            DATED AS OF JUNE 17, 1998


                                BETWEEN AND AMONG

                                  ADISTRA, LLC
                            GAGE MARKETING GROUP, LLC
                               THE SELLING MEMBERS


                                       AND

                               AHL SERVICES, INC.

                                                                     EXHIBIT 2.1



                               PURCHASE AGREEMENT


                  THIS PURCHASE AGREEMENT ("Agreement") dated as of this 17th day of June, 1998 (the "Agreement"), between and among Gage Marketing Group, LLC, a Minnesota limited liability company ("Gage"), Adistra, LLC, a Minnesota limited liability company ("Adistra" or the "Company"), the members of Adistra named in SCHEDULE 2.1 hereto (collectively, "the Selling Members"), and AHL Services, Inc., a Georgia corporation ("Buyer").

                  WHEREAS, the Selling Members own all of the outstanding membership units of the Company;

                  WHEREAS, upon the terms and conditions hereinafter set forth, the parties desire that the following transactions be consummated simultaneously on the Closing Date (except as otherwise noted) as part of an integrated and contractually interdependent plan (hereinafter, such transactions shall be referred to collectively as the "Consolidation Transactions") (capitalized terms shall have the meaning given to them hereinafter in this Agreement):

                  1. Transfer of Gage Assets. Gage will transfer to the Company all of the assets and liabilities, contracts, employees and operations relating to the Executional Businesses (as defined below) of Gage in the manner and on the terms as set forth in Section 10.2 hereto; and

                  2. Transfer of Gage, Inc. Certain Selling Members will cause all of the outstanding equity interests in Gage, Inc., a Minnesota corporation and an affiliate of the Company ("Gage-Texas") (which owns, together with Gage, all of the outstanding equity interests in Gage Marketing Group De Mexico, S.A. De C.V. ("Gage-Mexico")), to be transferred to the Company;

                  WHEREAS, upon completion of the Consolidation Transactions, Buyer desires to purchase from the Selling Members, and the Selling Members desire to sell to Buyer, all of the membership units of the Company held by the Selling Members, all upon the terms and conditions hereinafter set forth;

                  NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the receipt and adequacy of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

                                    ARTICLE 1
                                   DEFINITIONS

                  1.1 Defined Terms. The following terms shall have the meanings set forth below:

                  "Affiliate" shall mean a Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with the Person specified. For purposes of this definition, the term "control" (including the terms "controlled by" and "under common control with") means the possession, direct or indirect, of the power to (i) vote 50% or more of the voting securities of such Person or (ii) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

                  "Antitrust Laws" shall mean all Applicable Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or the restraint of trade including, without limitation, the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, and the Federal Trade Commission Act, as amended.

                  "Applicable Laws" shall mean all federal, state, local and foreign statutes, laws, ordinances, regulations, rules, permits, orders, judgments, decrees, injunctions, and writs of any Governmental Entity having jurisdiction over the parties, as may be in effect on or prior to the Closing.

                  "Closing Balance Sheet Principles" shall mean the accounting principles and procedures set forth in SCHEDULE 3.2(B).

                  "Closing Incentive Payments" shall mean the payment obligations of the Company, or Gage, as the case may be, arising under the terms of those agreements listed on SCHEDULE 1.1(A), in the amounts set forth thereon, net of all applicable federal and state income, social security, Medicare and payroll tax and other amounts required to be withheld.

                  "Consulting Agreement" shall mean that certain Consulting Agreement between Edwin C. Gage and Buyer attached hereto as Exhibit G.

                  "Company" shall mean, unless otherwise stated herein, Adistra, as such entity shall exist after giving effect to the transfers contemplated in connection with the Consolidation Transactions and including the Subsidiaries.

                  "Damages" shall mean any liabilities or Expenses, judgments, fines, losses, claims, damages and amounts paid in settlement to a third party or another party to this Agreement, including, without limitation, (i) consequential damages incurred by such third party or other party to this Agreement and (ii) special, incidental and punitive damages paid in settlement or satisfaction of a claim by a third party. Notwithstanding anything to the contrary set forth in this Agreement, no party to this Agreement shall be liable to another party to this

Agreement for special, incidental and punitive damages except to the extent paid by such other party in settlement or satisfaction of a claim by a third party.

                  "EBITDA" shall mean, with respect to the Company (after giving effect to the Consolidation Transactions) for any period, an amount equal to the gross revenues in the ordinary course of business (including slippage income and postal savings) minus (i) the refund items, postage and freight, minus (ii) the cost of revenues (but excluding, in all events, all depreciation and amortization expense), minus (iii) the selling and general and administrative expenses (including allocation charges), minus (or plus) (iv) the other expenses (or income) (but excluding in all events, non-operating gains or losses, all interest expense and interest income and income taxes), and all of which shall be determined based on the books and records of the Company maintained in a manner consistent with past accounting methods and practices and in accordance with GAAP.

                  "Encumbrance" shall mean any lien, encumbrance, security interest, charge, claim, mortgage, option, pledge or restriction on transfer of any nature whatsoever.

                  "Environmental Claim" shall mean any claim, action, cause of action, suit, summons, citation, demand, judgment, order, lien, investigation or written notice by any Person alleging potential liability (including, without limitation, potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from the presence or Release of any Hazardous Material at any location, owned, leased or operated by the Company or based on or related to Environmental Laws.

                  "Environmental Laws" shall mean all Applicable Laws relating to pollution or protection of human health or the environment or to Releases or threatened Releases of Hazardous Materials or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, transport, or handling of Hazardous Materials, including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act, the Resource Conservation and Recovery Act, the Clean Air Act and the Clean Water Act.

                  "Equipment" shall mean any and all machinery, equipment, tools, computers, furniture and all other personal property (other than the supplies described in Section 6.2(r)) owned or leased by the Company and used in the Company's business and operations.

                  "Escrow Agreement" shall mean that certain Escrow Agreement between the Selling Members, Buyer and the Escrow Agent dated as of the Closing Date, substantially identical to Exhibit A attached hereto.

                  "Excluded Equipment" shall mean those assets and services set forth on SCHEDULE 1.1(B), certain of which assets are the subject of the Transition Agreement.

                  "Excluded Businesses" shall mean the operations of and the services historically provided by the Marketing Communications, Sweepstakes and Internet and Database

Development divisions of Gage, including, without limitation, the following locations and services: (i) the marketing communications agency of Gage located in Newport Beach, California, (ii) the marketing communications agency, sweepstakes administration, database development and management services, Internet site development and hosting services operated at the Gage corporate headquarters in Plymouth Minnesota, each of which provide, among other things, creative/production services, strategic data services, account services and custom fulfillment and merchandise services. The Excluded Businesses shall also include all of the operations, assets and liabilities of Gage In-Store Marketing, LLC, a majority owned subsidiary of Gage.

                  "Executional Businesses" shall mean the operations of and services traditionally provided by the Consumer Fulfillment, Trade Support Services, Lettershop, Teleservices and Automotive divisions of the Company or Gage, including, but not limited to those operations of the Company or Gage located in Juarez, Mexico, El Paso, Texas, Maple Plain, Minnesota, Litchfield, Minnesota, Champlain, Minnesota, Howard Lake, Minnesota, Roseville, Minnesota, Kankakee, Illinois, Romulus, Michigan, and Plymouth, Michigan, but specifically excluding the Excluded Businesses.

                  "Expenses" shall mean all reasonable attorneys' fees and all other costs, charges and expenses paid or incurred in connection with investigating, defending, being a witness in or participating in (including on appeal), or preparing to defend, be a witness in or participate in any Indemnifiable Claim.

                  "GAAP" shall mean United States generally accepted accounting principles as in effect on the date or for the period with respect to which such principles are applied, consistently applied.

                  "Governmental Entity" shall mean any government, executive official thereof, governmental or regulatory authority, agency, bureau or commission, including courts of competent jurisdiction, federal, state, local or foreign.

                  "Hazardous Material" shall mean all substances defined as Hazardous Substances, Oils, Pollutants or Contaminants in the National Oil and Hazardous Substances Pollution Contingency Plan, 40 C.F.R. ss.300.5, or defined as such by, or regulated as such under, any Environmental Law.

                  "Indemnifiable Claim" shall mean any threatened, pending or completed claim, action, suit or proceeding, whether criminal, civil, administrative or investigative based on, or arising out of or relating to the fact that a person is or was a director, officer or employee of the Company and arising out of acts or omissions occurring on or prior to the Closing Date.

                  "International Option Agreement" shall mean that certain Option Agreement between Gage and Buyer dated as of the Closing, substantially identical to Exhibit C attached hereto.

                  "Lease Agreement" shall mean that certain Lease Agreement between Gage and Buyer dated as of the Closing Date, substantially identical to Exhibit B attached hereto.

                  "Marquette Agreements" shall mean the Marquette/Adistra Agreement, the Marquette/Gage Agreement and the Marquette/Gage In-Store Agreement.

                  "Marquette/Adistra Agreement" shall mean that certain Revolving Credit and Term Loan Agreement dated August 12, 1997, by and among Adistra , Marquette Capital Bank, N.A. and LaSalle National Bank (including all exhibits, schedules and other agreements referenced therein or contemplated thereby).

                  "Marquette/Gage Agreement" shall mean that certain Revolving Credit and Term Loan Agreement dated August 12, 1997, by and among Gage Marketing Group, LLC, Marquette Capital Bank, N.A. and LaSalle National Bank (including all exhibits, schedules and other agreements referenced therein or contemplated thereby).

                  "Marquette/Gage In-Store Agreement" shall mean that certain Revolving Credit and Term Loan Agreement dated August 12, 1997, by and among Gage In-Store Marketing, LLC, Marquette Capital Bank, N.A. and LaSalle National Bank (including all exhibits, schedules and other agreements referenced therein or contemplated thereby).

                  "Material Adverse Effect" shall mean any events, changes or effects which, individually or in the aggregate, would reasonably be expected to result in a reduction of recurring EBITDA in excess of $625,000; provided that, in any event, (i) the loss of any customers of the Company solely as a result of the fact that Buyer is the party entering into the transactions described herein and (ii) any events, changes or effects resulting from changes in laws affecting the marketing support services generally shall not be included in any calculation or determination of whether a Material Adverse Effect has occurred with respect to the Company.

                  "Noncompetition and Co-Marketing Agreement" shall mean that certain Noncompetition and Co-Marketing Agreement dated as of the Closing Date between the Buyer, Gage and the Selling Members substantially identical to Exhibit D attached hereto.

                  "Ordinary Course of Business" shall mean the operation of a business in the ordinary and usual course of business consistent with past custom and practice (including, without limitation, with respect to quantity and frequency).

                  "Permitted Encumbrances" means any Encumbrance (i) specifically disclosed in the Disclosure Schedule, the Annual Financial Statements or the Interim Financial Statements, (ii) liens for real estate Taxes not yet due and payable, (iii) mechanics', workman's, repairman's, warehouseman's, carriers' or other like liens arising or incurred in the ordinary course of business, (iv) liens arising under equipment leases with third parties entered into in the Ordinary Course of Business, the obligation secured by which is specifically disclosed in the Disclosure Schedules (or not required to be disclosed thereon due to dollar amount or term limits), the

Annual Financial Statements or the Interim Financial Statements, (v) with respect to real property (A) easements, quasi-easements, licenses, rights-of-way and other similar restrictions, including, without limitation, any other agreements, conditions or restrictions, in each case which are a matter of public record, (B) any conditions that are shown by any survey which has been made available for Buyer's review prior to the date hereof or by physical inspection, and (C) zoning, building, or similar restrictions pursuant to Applicable Laws, in each case, to the extent such matters do not, individually or in the aggregate, interfere in any material respect with the use made of such property by the owner thereof on the date of this Agreement, (vi) related to the Third Party Debt, and (vii) other Encumbrances which, individually or in the aggregate, are not material in amount.

                  "Person" shall mean an individual, partnership, joint venture, corporation, limited liability company, trust, unincorporated organization, government or any department or agency thereof or any other entity.

                  "Principal Members" shall mean Gage Marketing Group, LLC, Edwin C. Gage and Barbara C. Gage.

                  "Prudential Agreement" shall mean that certain 8.85% Senior Note Agreement dated July 24, 1992, by and between Gage Marketing Group, LLC, Adistra and The Prudential Insurance Company of America, as amended on January 4, 1993.

                  "Registration Rights Agreement" shall mean that certain Registration Rights Agreement to be dated as of the Closing Date between the Selling Members and Buyer substantially identical to Exhibit E attached hereto.

                  "Release" shall mean any generation, release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, dispersal, leaching or migration into the environment (including, without limitation, ambient air, surface water, groundwater and surface or subsurface strata) or into or out of any property, including the movement of Hazardous Materials through or into the air, soil, surface water, groundwater or property.

                  "Taxes" shall mean all taxes, charges, fees, levies or other assessments, including, without limitation, all net income, gross receipts, sales, use, ad valorem, transfer, profits, license, withholding, payroll, employment, social security, unemployment, excise, estimated, severance, property or other taxes, fees, assessments or charges of any kind whatsoever, including, without limitation, all interest and penalties thereon, and additions to tax or additional amounts imposed by any Governmental Entity.

                  "Third Party Debt" shall mean any amounts outstanding under the Prudential Agreement or the Marquette Agreements.

                  "Transaction Documents" shall mean this Agreement, all of the documents executed or to be executed in substantial conformity with the Exhibits attached hereto and all other documents and agreements executed in connection with the Closing.

                  "Transition Agreement" shall mean that certain Transition Agreement dated as of the Closing Date between the Buyer and Gage substantially identical to EXHIBIT F.

                  "Transfer" shall mean any sale, transfer, offer for sale, exchange, pledge, mortgage, assignment or other disposition or conveyance.

                  "Trust Member" shall mean the Revocable Trust of Edwin C. Gage dated April 28, 1988, and the Revocable Trust of Barbara C. Gage dated April 28, 1988.

                  1.2 Other Defined Terms. The following terms shall have the meanings set forth in the sections referred to below:

                  DEFINED TERM                                SECTION
                  ------------                                -------

                  "AAA"                                       15.12
                  "Aggrieved Party"                           14.6(a)
                  "Agreement"                                 Recitals
                  "Annual Financial Statements"               6.2(d)(i)
                  "Assets"                                    10.2(a)
                  "Buyer"                                     Recitals
                  "Buyer Basket"                              14.5
                  "Buyer SEC Reports"                         7.9
                  "Closing"                                   5.1
                  "Closing Cash Payment"                      3.2(b)
                  "Closing Date"                              5.1
                  "Code"                                      6.2(h)(i)
                  "Company's Plans"                           6.2(m)
                  "Consolidation Transactions"                Recitals
                  "Confidential Information"                  9.1
                  "Confidentiality Agreement"                 8.1
                  "Disclosure Schedule"                       6.1
                  "ERISA"                                     6.2(m)
                  "Escrow Agent"                              4.1
                  "Escrow Deposit"                            4.1
                  "Excluded Assets"                           10.2(b)
                  "Final Closing Adjustment"                  3.3(d)
                  "Final Closing Balance Sheet"               3.3(b)
                  "Final Shareholders Equity"                 3.3(a)
                  "Government Antitrust Entity"               10.1(b)(ii)
                  "HSR Act"                                   10.1(a)
                  "Indemnifying Party"                        14.6(a)
                  "Independent Accounting Firm"               3.3(c)
                  "Initial Bonus"                             10.6
                  "Intellectual Property"                     6.2(k)

                  "Material Contract"                         6.2(i)
                  "Members' Representative"                   15.15
                  "Obligations"                               10.2(c)
                  "Permits"                                   6.2(l)
                  "Preliminary Closing Balance Sheet"         3.3(a)
                  "Purchase Price"                            3.1
                  "Purchased Units"                           2.1
                  "Selling Members"                           Recitals
                  "Selling Members Basket"                    14.3(a)
                  "Stay Bonus"                                10.6
                  "Subsidiaries"                              6.2(a)
                  "Tax Returns"                               6.2(h)(i)
                  "Interim Financial Statements"              6.2(d)(ii)
                  "Updated Disclosure Schedule"               8.5



                                    ARTICLE 2
                      PURCHASE AND SALE OF MEMBERSHIP UNITS

                  2.1 Transfer. Upon the terms and provisions of this Agreement, Buyer agrees to purchase and accept delivery from each Selling Member, and each Selling Member, severally and not jointly, agrees to sell, assign, transfer and deliver to Buyer, at the Closing, that number of membership units of the Company set forth opposite the name of the Selling Member on
SCHEDULE 2.1 (which Schedule will be supplemented prior to the Closing Date to reflect the issuance of additional membership units to Gage in connection with the Consolidation Transactions), free and clear of all Encumbrances, other than restrictions on Transfer pursuant to applicable securities laws. Such membership units, which represent 100% of the outstanding membership units of the Company as of the date hereof and will represent 100% of the outstanding membership units of the Company as of the Closing Date, are hereinafter referred to collectively as the "Purchased Units".

                                    ARTICLE 3
                                  CONSIDERATION

                  3.1 Purchase Price. The total purchase price for the Purchased Units shall be $81,100,000, as such amount may be adjusted pursuant to
Section 3.2 and Section 3.3 ("Purchase Price").

                  3.2 Manner of Payment. The Purchase Price shall be payable as follows:

                  (a) At Closing, Buyer shall deliver the Escrow Deposit to the Escrow Agent pursuant to Section 4.1.

                  (b) At Closing, Buyer shall pay to the Selling Members an aggregate of (A) $50,100,000 in cash (such cash, and all other forms of consideration described herein to be divided among the Selling Members as they may direct), as the same may be adjusted pursuant to this Section 3.2 (as so adjusted, the "Closing Cash Payment"), payable by wire transfer in immediately available funds, (B) that number of fully paid and nonassessable shares of the Buyer's common stock, $.01 par value per share ("Buyer Common Stock") equal to the number obtained by dividing (i) $17,000,000 by (ii) the average closing price per share of the Buyer Common Stock on the NASDAQ National Market for the trading days during the period commencing on the date hereof and ending on the date three business days prior to the Closing Date and (C) a convertible subordinated note in an amount of $10,000,000 and with other terms in accordance with the term sheet attached hereto as Exhibit H. Notwithstanding the foregoing, however, the parties agree that if the Company has not been released from any and all obligations to third parties pursuant to the Prudential Agreement and the Marquette Agreements on or before the Closing Date, the amount of the Closing Cash Payment shall be reduced, and the amount of the Escrow Deposit shall be increased, by an amount equal to the maximum principal amount of indebtedness that may be incurred by the Company under such agreements on the Closing Date

                  (c) The Final Closing Adjustment shall be paid by Buyer or the Selling Members, as the case may be, pursuant to Section 3.3.

                  3.3      Post Closing Adjustments.

                  (a) As promptly as practicable after the Closing, the Selling Members and Buyer shall cause the Company to prepare, in accordance with the Closing Balance Sheet Principles and otherwise in conformity with GAAP, applied on a basis consistent with the Annual Financial Statements, and deliver to the Selling Members and Buyer, a balance sheet of the Company (which shall give effect to the Consolidation Transactions at book value) as of the close of business on the date immediately preceding the Closing Date (the "Preliminary Closing Balance Sheet") and its calculation of the total shareholders equity as of the close of business on the date immediately preceding the Closing Date ("Final Shareholders Equity"); provided, however, that in determining Final Shareholders Equity there shall be no reserve or accrual for any of the liabilities not assumed by the Company pursuant to Section 10.2(d). The cost of preparing the Preliminary Closing Balance Sheet shall be borne by the Company and shall not be accrued as a liability in determining Final Shareholders Equity.

                  (b) Buyer and Gage shall each have thirty (30) days following delivery of the Preliminary Closing Balance Sheet during which to notify the other of any dispute of any item contained in the Preliminary Closing Balance Sheet, which notice shall set forth in reasonable detail the basis for such dispute. If either party fails to notify the other of any dispute within such 30-day period, the Preliminary Closing Balance Sheet shall be deemed to be the "Final Closing Balance Sheet." Buyer and the Selling Members shall cooperate in good faith to resolve any dispute as promptly as possible, and upon such resolution, the Final Closing Balance Sheet shall be prepared in accordance with the agreement of Buyer and the Selling Members.

                  (c) If Buyer and the Selling Members are unable to resolve any such dispute within fifteen (15) days (or such longer period as Buyer and the Selling Members shall mutually agree in writing) of delivery of such notice, such dispute shall be resolved by a mutually agreeable nationally recognized, independent accounting firm ("Independent Accounting Firm"), and such determination shall be final and binding on the parties. If the Selling Members and Buyer cannot mutually agree on the identity of the Independent Accounting Firm, then the Selling Members and Buyer shall each submit to the other party's independent auditor the name of a national accounting firm, and the Independent Accounting Firm shall be selected by lot from those two firms by the independent auditors of the two parties. (If no national accounting firm shall be willing to serve as the Independent Accounting Firm, then an arbitrator shall be selected to serve as such, such selection to be according to the above procedures.) Any expenses relating to the engagement of the Independent Accounting Firm shall be shared equally by Buyer and the Selling Members. The Independent Accounting Firm shall be instructed to use every reasonable effort to perform its services within fifteen (15) days of submission of the Preliminary Closing Balance Sheet to it and, in any case, as promptly as practicable after such submission. The Final Closing Balance Sheet and the calculation of Final Shareholders Equity shall then be prepared by Buyer and the Selling Members based on the determination of the Independent Accounting Firm.

                  (d) The Purchase Price shall be equal to (i) $81,100,000, plus (ii) the amount, if any, by which the Final Shareholders Equity exceeds $21,923,000 (which excess amount shall be payable by Buyer to the Selling Members in accordance with this Section 3.3(d)), or minus (iii) the amount, if any, by which $21,923,000 exceeds the Final Shareholders Equity (which excess amount shall be payable by the Selling Members to Buyer in accordance with this
Section 3.3(d)) (such amount referred to in either clause (ii) or clause (iii) shall be referred to as the "Final Closing Adjustment"). Buyer or the Selling Members, as the case may be, shall, within 10 days after the final determination of the Final Closing Balance Sheet pursuant to Sections 3.3(b) and (c), make payment to the other by wire transfer in immediately available funds of the amount of the Final Closing Adjustment as determined pursuant to the preceding sentence, together with interest thereon at the reference rate per annum quoted from time to time by Norwest Bank, Minnesota from the Closing Date to the date of payment.




                                    ARTICLE 4
                                     ESCROW

                  4.1 Escrow. Buyer shall deposit in escrow with Norwest Bank, Minnesota (the "Escrow Agent") $4,000,000 cash, plus, under the circumstances described in the final sentence of Section 3.2(b), an amount equal to the maximum principal amount of the indebtedness that may be incurred by the Company under the Prudential Agreement and the Marquette Agreements on the Closing Date (the "Escrow Deposit") to be held for twelve (12) months and disbursed by the Escrow Agent in accordance with the terms and provisions of the Escrow Agreement.

                                    ARTICLE 5
                                     CLOSING

                  5.1 Closing Date. The closing of the purchase and sale of the Purchased Units (the "Closing") shall take place at the office of Dorsey & Whitney LLP, Pillsbury Center South, 220 South Sixth Street, Minneapolis, MN 55402 (or at such other place as the parties may mutually agree) at 10:00 o'clock a.m., local time, as soon as practicable after the date hereof or such date upon which the parties shall mutually agree, but in no event later than the first Friday which is at least three business days after the expiration of the HSR Act waiting period (the "Closing Date"); provided, however, that the Closing Date will be extended in the event a Government Antitrust Entity requires further information from the parties in lieu of either issuing a termination letter or permitting the expiration of the HSR Act waiting period, to such time as the parties are legally permitted to consummate the Agreement subject to
Article 10.

                  5.2 Documents To Be Delivered by Selling Members. At the Closing, the Selling Members will deliver or cause to be delivered to Buyer:

                  (a) a bill of sale or other evidence of the transfer of the Purchased Units, free and clear of Encumbrances, other than restrictions on Transfer pursuant to applicable securities laws, together with the certificates, if any, representing the Purchased Units;

                  (b) a certificate of the Principal Members, in form reasonably satisfactory to Buyer, certifying (i) as to the accuracy, in all material respects, of the representations and warranties set forth in Sections
6.1 and 6.2 herein at and as of the Closing (unless limited by their term to a prior date), other than those changes not reasonably expected to have a Material Adverse Effect, with the aforementioned determined without regard to any materiality qualifications set forth in the representations and warranties, (ii) that the Selling Members have performed and complied with, in all material respects, all of the terms, provisions and conditions to be performed and complied with by the Company and the Selling Members, respectively, at or before the Closing, and (iii) that the conditions precedent set forth in Article 11 have been satisfied or waived;

                  (c)      resignations (effective as of the Closing Date) of
(i) the members of the board of governors of the Company and (ii) the officers of the Company as directed by Buyer;

                  (d) the organizational record books and minute books of the Company;

                  (e)      an executed copy of each of the Transaction
Documents;

                  (f) a copy of the Articles of Organization of the Company, Gage and each of the Subsidiaries, certified by the Secretary of State of the state of incorporation or organization, as the case may be, of each such entity, and a Certificate of Good Standing from the Secretary of State evidencing the good standing of such entity, each dated within ten (10) days of the Closing Date;

                  (g) a copy of each of (i) the text of the resolutions adopted by the Board of Governors and Members of the Company and Gage authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of all of the transactions contemplated by this Agreement and the other Transaction Documents, and (ii) the Member Control Agreement and the Operating Agreement of the Company; along with certificates executed on behalf of the Company by its corporate secretary certifying to Buyer that such copies are true, correct and complete copies of such documents and that such documents were duly adopted and have not been amended or rescinded; and

                  (h) such other documents, in form and substance reasonably satisfactory to Buyer, as may be reasonably necessary to effect the Closing.

                  5.3 Documents To Be Delivered by Buyer. At the Closing, Buyer will deliver or cause to be delivered to the Selling Members:

                  (a) the Closing Cash Payment to be paid to the Selling Members in accordance with Section 3.2(b); the Escrow Deposit to be made with the Escrow Agent in accordance with Section 4.1, and certificates representing that number of fully paid and nonassessable shares of Buyer Common Stock as determined under Section 3.2(b) registered in such names and denominations as the Selling Members shall request;

                  (b) a certificate of the Buyer, in form reasonably satisfactory to the Principal Members, certifying (i) as to the accuracy, in all material respects, of the representations and warranties of Buyer at and as of the Closing (unless limited by their term to a prior date), other than those changes not reasonably expected to have a Material Adverse Effect, with the aforementioned determined without regard to any materiality qualifications set forth in the representations and warranties, (ii) that Buyer has performed and complied with, in all material respects, all of the terms, provisions and conditions to be performed and complied with by the Company and the Selling Members, respectively, at or before the Closing, and (iii) that the conditions precedent set forth in Article 12 have been satisfied or waived;

                  (c) a certificate of Buyer certifying as to certain corporate matters, together with all of the attachments referred to therein;

                  (d)      an executed copy of each of the Transaction
Documents;

                  (e) a copy of each of (i) the text of the resolutions adopted by the Board of Directors of the Buyer authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of all of the transactions contemplated by this Agreement and the other Transaction Documents, and (ii) the By-laws of the Buyer; along with certificates executed on behalf of the Buyer by its corporate secretary certifying to Buyer that such copies are true, correct and complete copies of such Resolutions and By-laws, respectively, and that such Resolutions and By-laws were duly adopted and have not been amended or rescinded;

                  (f) Certificate of Good Standing of Buyer dated no earlier than ten (10) days prior to the Closing Date; and

                  (g) such other documents, in form and substance reasonably satisfactory to the Selling Members, as may be reasonably necessary to effect the Closing.

                                    ARTICLE 6
                         REPRESENTATIONS AND WARRANTIES

                  6.1 Representations of the Selling Members. Except as otherwise listed in the Disclosure Schedule to this Agreement (as such Disclosure Schedule may be supplemented prior to the Closing Date) ("Disclosure Schedule"), the Selling Members, jointly and severally, hereby represent and warrant to Buyer that:

                  (a) Authority. Each Selling Member has all requisite authority and power to execute and deliver this Agreement and the other Transaction Documents to which each Selling Member is a party and to consummate the transactions contemplated hereby and thereby. With respect to any Selling Member which is a trust, such Selling Member has taken all necessary trust action to authorize the execution and delivery of this Agreement and the other Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby and no other trust action is necessary in connection therewith. This Agreement and such other Transaction Documents have been or will be duly and validly executed and delivered by each Selling Member and, assuming this Agreement and such other Transaction Documents have been duly authorized, executed and delivered by each of the other parties hereto, this Agreement and such other Transaction Documents constitute a valid and binding agreement of such Selling Member, enforceable against such Selling Member in accordance with its terms, except as such enforceability may be limited or affected by (i) bankruptcy, insolvency, reorganization, moratorium, liquidation, arrangement, fraudulent transfer, fraudulent conveyance and other similar laws (including, without limitation, court decisions) now or hereafter in effect and affecting the rights and remedies of creditors generally or providing for the relief of debtors, (ii) the refusal of a particular court to grant equitable remedies, including, without limitation, specific performance and injunctive relief, and (iii) general principles of equity (regardless of whether such remedies are sought in a proceeding in equity or at law).

                  (b) Purchased Units Ownership. Each Selling Member owns, beneficially and of record, that number of Purchased Units set forth opposite its name on SCHEDULE 2.1, free and clear of all Encumbrances other than restrictions on Transfer pursuant to applicable securities laws, and has, subject to compliance with such securities laws, full power and legal right to sell, assign, transfer and deliver the same to Buyer. The delivery to Buyer of the Purchased Units pursuant to the provisions of this Agreement will transfer to Buyer good and valid title thereto, free and clear of all Encumbrances, other than restrictions on Transfer pursuant to applicable securities laws and any Encumbrances created by Buyer. The Purchased Units set forth on SCHEDULE 2.1 are all of the issued and outstanding membership interests of the Company. Each Selling Member has the full power, right and authority to vote the Purchased Units in the manner as set forth in SCHEDULE 2.1.

                  (c) Investment Representation. The Selling Members are acquiring Buyer's Common Stock for their own account for the purpose of investment and not with a view to the distribution thereof or dividing all or any part of their interest therein with any other Person. Selling Members acknowledge that the issuance of Buyer's Common Stock has not been registered under Applicable Laws (including the Securities Act of 1933, as amended, and any state, local or foreign securities law) and that the Buyer's Common Stock may not be Transferred without registration under, pursuant to an exemption from or in a transaction not subject to, all Applicable Laws. Each Selling Member is an "accredited investor" as such term is defined for purposes of the Securities Act of 1933, as amended.

         6.2 Representations by the Principal Members. Except as otherwise listed in the Disclosure Schedule, the Principal Members, jointly and severally, hereby represent and warrant to Buyer that:

                  (a) Corporate Organization. The Company is a limited liability company validly existing and in good standing under the laws of Minnesota. The Company has the company power and authority to carry on its business as now being conducted, to own, lease and operate the properties and assets now owned and being operated by it and to enter into and perform this Agreement. The Company has delivered or caused to be delivered to Buyer complete and correct copies of the Company's articles of organization, member control agreement and operating agreement as in effect on the date hereof. The member control agreement of the Company, as amended, delivered to the Buyer reflects the record ownership of all outstanding membership interests. The Principal Members are not aware of any actions having been taken by the Company or its members that are inconsistent with the proceedings described in the minute books. The Company is duly qualified or licensed to do business as a foreign corporation in each of the jurisdictions set forth in SECTION 6.2(A) of the Disclosure Schedule. The Company is not required to be qualified or licensed to do business as a foreign corporation in any other jurisdiction, except such jurisdictions, if any, in which the failure to be so qualified or licensed would not reasonably be expected to result in a Material Adverse Effect and except as a result of the Consolidation Transactions. The Disclosure Schedule sets forth a true and complete list of the names and titles of the directors and executive officers of the Company. Except for Gage-Texas, and Gage-Mexico (the "Subsidiaries"), which will become wholly owned direct or indirect subsidiaries of the Company as a result of the Consolidation Transactions, the Company does not own any interest in any corporation, partnership, limited liability company, joint venture, trust or other entity with any third party. Prior to the Consolidation Transactions, all outstanding equity interests of the Subsidiaries were owned entirely, directly or indirectly, by one or more of the Selling Members, free and clear of all Encumbrances.

                  (b)      No Violation; No Consent. Except as set forth in
SECTION 6.2(B) of the Disclosure Schedule, the execution and delivery of this Agreement and the other Transaction Documents does not, and the performance of this Agreement and other Transaction Documents and the consummation of the transactions contemplated hereby will not, (i) to the extent that a

Selling Member is a trust, violate any provision of the trust agreement under which the trust was created, or (ii) conflict with or violate any Applicable Laws by which the Company or any of its properties are bound or affected, conflict with, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair the rights of the Company or alter the rights or obligations of any other person under, or give to any other person any right of termination, amendment, acceleration or cancellation of, or result in the creation of any Encumbrance on any of the properties or assets of the Company pursuant to, any contract or agreement of any kind to which the Company or the Selling Members is a party or by which the Company or any of its respective properties are bound or affected or to which any of its assets are subject, including the charter documents, bylaws, member control agreements or operating agreements of the Company or any of the Subsidiaries. Other than in connection with the provisions of the HSR Act, neither the Company, nor any Selling Member nor Gage needs to give any notice to, make any filing with or obtain any authorization, consent, or approval of any Governmental Entity to consummate the transaction contemplated by this Agreement.

                  (c) Ownership. SCHEDULE 2.1 sets forth the name of each member of the Company and that number of Purchased Units and percentage governance and financial interests of the Company owned by each such member (and which schedule will be amended prior to Closing to give effect to the Consolidation Transactions). There are no other units or other membership interests of the Company outstanding. All of the Purchased Units are validly issued, fully paid and nonassessable. None of the Purchased Units were issued in violation of any preemptive right. Except for the transactions contemplated hereunder, none of the Selling Members, the Company, the Subsidiaries or Gage are a party to or bound by any contract, agreement or arrangement to issue, sell or otherwise dispose of or redeem, purchase or otherwise acquire any membership interest or any other security of the Company or any Subsidiary or any other security exercisable or exchangeable for or convertible into any membership interest or any other security of the Company, and, except for this Agreement, there is no outstanding option, warrant or other right to subscribe for or purchase, or contract, agreement or arrangement with respect to, any membership interest or any other security of the Company or any other security exercisable or exchangeable for or convertible into any membership interest or any other security of the Company.

                  (d)      Financial Statements.

                           (i)      SCHEDULE 6.2(D)(I) contains true and
complete copies of the audited balance sheets of the Company as of December 31, 1996 and 1997 and related statements of income and cash flows for the fiscal year ended on those dates (collectively, the "Annual Financial Statements"). The Annual Financial Statements were prepared from the books and records of the Company and present fairly, in all material respects, the financial position of the Company as of the respective dates of said balance sheets and the results of its operations and cash flows for the respective periods then ended in conformity with GAAP.

                           (ii)     SCHEDULE 6.2(D)(II) contains true and
complete copies of the unaudited balance sheet of the Company as of March 31, 1998 and the related statement of income for the three-month period then ended (the "Interim Financial Statements"). The Interim

Financial Statements were prepared from the books and records of the Company and present fairly, in all material respects, the financial position of the Company as of the date thereof and the results of its operations for the period indicated in conformity with GAAP (subject to normal year-end adjustments and the absence of footnotes).

                  (e) No Undisclosed Liabilities. The Company has no liabilities or obligations whatsoever, whether contingent, accrued, absolute or otherwise, except liabilities (i) in the aggregate adequately provided for in the Annual Financial Statements or the Interim Financial Statements, (ii) incurred in the Ordinary Course of Business since March 31, 1998, and provided for in the Final Closing Balance Sheet, (iii) under any agreements of the Company specifically disclosed in the Disclosure Schedule (or not required to be disclosed because of the term or amount involved) that were not required under GAAP to have been specifically disclosed or reserved for on the Interim Financial Statements, or (iv) set forth on SCHEDULE 6.2(E) to the Disclosure Schedule.

                  (f)      Absence of Certain Changes. Except as set forth on
SECTION 6.2(F) of the Disclosure Schedule, since December 31, 1997, the Company, taken as a whole, has conducted the Executional Businesses in the Ordinary Course of Business, and the Company and Gage have used their respective commercially reasonable efforts, consistent with past practices, to maintain, protect and preserve the goodwill and to continue the employment of its employees to the extent necessary to preserve the Executional Businesses and there has not been:

                           (i)      Any damage, destruction or loss (whether or
not covered by insurance) which had a Material Adverse Effect;

                           (ii)     Any distribution, declaration, setting
aside, or payment of any dividend, or any other distribution with respect to the membership interests of the Company (other than a distribution of an amount not in excess of the federal and state income tax liability of the Selling Members with respect to the income of the Company through the Closing Date) or any direct or indirect redemption, purchase or other acquisition of any membership interests in the Company by the Company;

                           (iii)    Any increase in the fixed compensation
payable, or to become payable, by the Company to any Selling Member or any other officer, employee or agent of the Company, other than in the Ordinary Course of Business and the Closing Incentive Payments;

                           (iv)     Any payment under any insurance, pension or
other benefit plan, program or arrangement made to, for or with any Selling Member or any other officer, employee or agent of the Company other than in the Ordinary Course of Business; or

                           (v)      Any event or condition of any character
known to the Company (whether or not covered by insurance) that has or, in the good faith judgment of the Principal Members, will have a Material Adverse Effect.

         In addition, since December 31, 1997, except as shown in SECTION 6.2(F) of the Disclosure Schedule, the Company has not:

                           (i)      Mortgaged, pledged or subjected to a lien or
any other encumbrances any of its assets, tangible or intangible (except for Permitted Encumbrances);

                           (ii)     Purchased, sold or transferred any assets,
other than purchased, sold or transferred in the Ordinary Course of Business; or

                           (iii)    Been the subject of or experienced any
strike or other concerted work stoppage or concerted slow-down by its employees or, to the knowledge of the Principal Members, threat thereof, union election or, to the knowledge of the Principal Members, attempted collective bargaining of non-union employees.

                  (g)      Properties and Assets.

                           (i)      The Company has good and marketable title
to, or a valid and binding leasehold or licensed interest in, all of the properties and assets of the Company (including all Intellectual Property), free and clear of all Encumbrances (except Permitted Encumbrances and any liens arising under the Third Party Debt), there are no pending or threatened condemnation proceedings, lawsuits or administrative actions relating to the property owned by the Company which could reasonably be expected to have a Material Adverse Effect and the Company is in possession of all of its personal property.

                           (ii)     All Equipment reflected in the Financial
Statements is, in all material respects, in operating condition and there is no extraordinary wear and tear to such property.

                           (iii)    The Company owns no real property. SECTION
6.2(G)(III) of the Disclosure Schedule sets forth a list of all leases relating to leased real property and leased personal property. The Company has made available to Buyer or its representatives, copies of all leases for such leased property. All such leases are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing default or event of default (or event which with notice or lapse of time, or both, would constitute a default), except for any defaults arising as a result of the Consolidation Transactions.

                           (iv)     Except for the Excluded Assets and any
assets used to provide the services described in Section 6.2(t) of the Disclosure Schedule, the real or personal property owned, leased or licensed by the Company, including the real or personal property transferred to the Company by Gage as part of the Consolidation Transactions, constitutes all of the real or personal property used prior to the date hereof to operate the Executional Businesses. Except as set forth on Section 6.2(g)(iv) of the Disclosure Schedule, (excluding cash, intercompany accounts and Third Party Debt), the assets and properties now owned by the Company or to be transferred to the Company as part of the Consolidation Transactions include all assets and properties reflected on the Annual and Interim Financial Statements, other than assets and properties disposed of by the Company or any Affiliate of the Company since the respective dates of the Annual and Interim Financial Statements in the Ordinary Course of Business, without violation of this Agreement, including Section 8.2 hereof.

                  (h)      Tax Matters.

                           (i)      Each of the Company and the Company's Plans
has: (A) properly and timely filed, or has had properly and timely filed on its behalf, or will properly and timely file all federal, state, local and foreign tax returns, reports, statements and other similar filings ("Tax Returns") required to be filed by the Company or the Company's Plans with the appropriate Governmental Entity for all periods ending on or before the Closing Date, and has timely paid all Taxes shown thereon to be due; (B) timely and properly paid, or has had paid on its behalf, or will timely and properly pay, all Taxes due and payable on or prior to the Closing Date (whether or not shown to be due on any Tax Return); and (C) complied with all applicable laws, rules and regulations relating to the withholding of Taxes and the payment thereof (including, without limitation, withholding of Taxes under Sections 1441 and 1442 of the Internal Revenue Code of 1986, as amended ("Code")), and timely and properly withheld from individual employee wages and paid over to the proper Governmental Entities all amounts required to be so withheld and paid over under all applicable laws. The Company has not received any notice addressed to the Company from an authority in any jurisdiction where it does not file Tax Returns stating that the Company is or may be subject to taxation by that jurisdiction. The Selling Members have made available to the Buyer correct and complete copies of all federal income tax returns, examination reports and statement of deficiencies assessed against or agreed to by the Company. The Company is not a party to any Tax sharing or Tax allocation agreement and has not been included as a member of any group of corporations filing a consolidated or combined Tax Return.

                           (ii)     The Company has made available to Buyer
true, correct and complete copies of all Tax Returns made to all Governmental Entities with respect to Taxes during the calendar years 1994 through 1997 and for any interim period in 1998 ending prior to the Closing Date. Each of the Company and the Subsidiaries is taxed as a partnership under the Code.

                           (iii)    Except as set forth on SECTION 6.2(H) of the
Disclosure Schedule, no Governmental Entity is now asserting or, to the knowledge of Gage, has threatened to assert against the Company any deficiency or claim for additional Taxes.

                           (iv)     Except as set forth on SECTION 6.2(H) of the
Disclosure Schedule, there has been no Tax Audit or other administrative proceeding or court proceeding with regard to any Taxes or Tax Returns, nor is any such Tax Audit or other proceeding pending or, to the knowledge of Gage, threatened regarding any such Tax Audit or other proceeding.

                           (v)      The Company has no agreements or consents
which are now in force extending the period during which any Taxes may be assessed or collected.

                           (vi)     For federal and all applicable state and
local income tax purposes, the Company satisfies all of the requirements necessary to be taxed as a partnership (or "S" Corporation prior to December 31, 1996) and has satisfied such requirements since January 1, 1992.

                  (i) Contracts. SECTION 6.2(I) of the Disclosure Schedule sets forth a list of (i) each executory contract or agreement by the Company for delivery of its services, other than purchase orders entered into in the Ordinary Course of Business and executory contracts or agreements pursuant to which the Company will receive less than $100,000 of revenues; (ii) each instrument or other agreement for borrowed money (including, without limitation, any indenture, guarantee, loan agreement, factoring agreement, sale and leaseback agreement, or purchase money obligation incurred in connection with the acquisition of property other than in the Ordinary Course of Business and intercompany indebtedness) executed by the Company; (iii) any agreement for any acquisition or disposition (by merger, purchase or sale of assets or stock or otherwise) of material assets entered into within the last two years, as to which the transactions contemplated have been consummated or are currently pending executed by the Company; (iv) any guarantee, suretyship, indemnification or contribution agreement executed by the Company and currently in effect; (v) any contract committing the Company to make future capital expenditures in excess of $100,000 in any year; (vi) any contract preventing the Company from carrying on its business anywhere in the world; (vii) any joint venture or other agreement involving sharing of profits executed by the Company and currently in effect, (viii) any outstanding power of attorney empowering any person, company or other organization to act on behalf of the Company, any Subsidiary or Gage (but, in the case of Gage, only to the extent related to the Executional Businesses); (ix) any outstanding offer or bid that, if accepted, would result in a contract requiring the Company, any Subsidiary or Gage (but, in the case of Gage, only to the extent related to the Executional Businesses) to pay, or requiring that there be paid to the Company, any Subsidiary or Gage (but, in the case of Gage, only to the extent related to the Executional Businesses) in the aggregate, $100,000 or more, other than in the Ordinary Course of Business; or
(x) any material purchase commitment for an amount that is in excess of the normal, ordinary and usual requirements of its business, or purchase contract or commitment providing for prices materially in excess of the current market prices for comparable goods and services on the date of such contract or commitment or sales contract and any other agreement not otherwise listed on the Disclosure Schedule to which the Company is a party which has, or may have, a material effect on the Company, taken as a whole. The Company has furnished true and complete copies of the listed agreements to Buyer; provided, however, that the Company is not obligated to deliver or make available to Buyer or its counsel any written contract where the financial payment obligation of either party is less than or reasonably expected to be less than $100,000 or where the contract may be terminated by the Company without penalty on thirty (30) days or less written notice unless otherwise specifically requested to do so by Buyer. Except as set forth on Section 6.2(i) of the Disclosure Schedule, each contract material to the business or financial condition of the Company, taken as a whole (a "Material Contract"), is a valid and binding agreement of the Company. The Company is not (and to the knowledge of Gage, the other party thereto is not) in material breach or default under any Material Contract, other than defaults arising as a result of the Consolidation Transactions or those which have been cured or waived.

                  (j) Litigation. Except as set forth in SECTION 6.2(J) of the Disclosure Schedule, there is no claim, suit, action, proceeding or investigation, either at law or in equity, or before any Governmental Entity (other than worker's compensation claims) now pending or, to the knowledge of the Principal Members, threatened against the Company or any of its business or properties, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against the Company, that would, individually or in the aggregate, have a Material Adverse Effect or would prevent the consummation of the transactions contemplated hereby, nor do Gage or the Principal Members know of any ground for such suit, actions, proceedings or investigations. Except as described in SECTION 6.2(J) of the Disclosure Schedules, the Company has not commenced any claim, suit, action or other proceeding of any kind against a third party nor do Gage or the Principal Members know of any grounds for any such claim, suit, action or proceeding

                  (k) Intellectual Property. SECTION 6.2(K) of the Disclosure Schedule sets forth a list of all patents, trademarks, trade names, service marks, copyrights, and any applications therefor, that are owned or licensed by the Company and used in the business of the Company, other than commercially available "shrink-wrapped" licensed software products. The assets referred to in the preceding sentence, together with all processes, concepts, technical information, data, research records, proprietary computer software, promotional literature, customer and supplier lists and similar data and information and all other confidential or proprietary or technical and business information of the Company shall be referred to collectively as the "Intellectual Property." The patents, trademarks, trade names, service marks, and copyrights included in the Intellectual Property Rights are valid, subsisting and enforceable, and no aspect thereof has been adjudged invalid or unenforceable or has been canceled or revoked. There are no actions or proceedings pending or, to the knowledge of the Principal Members, threatened, challenging the rights of the Company to use the Intellectual Property and the Principal Members have no knowledge of any basis for any such actions or proceedings. Except as set forth on Schedule 6.2(k), (a) to the knowledge of Gage, no person or entity is infringing the Intellectual Property, (b) the Company is not infringing any rights of any third party under any patent, trademark, trade name, service mark or copyright, and (c) the Company either has all right, title and interest in, or a valid and binding license to use, all Intellectual Property.

                  (l)      Compliance with Laws; Permits. Except as set forth on
SCHEDULE 6.2(L) of the Disclosure Schedule and except for matters relating to Taxes which are addressed solely in Section 6.2(h) and for matters relating to Environmental Laws which are addressed solely in Section 6.2(o), the Company is and, upon consummation of the Consolidation Transactions, will be in compliance, in all material respects, with all Applicable Laws relating to it or its properties, assets, operations and the Executional Businesses. The Company holds and, upon consummation of the Consolidation Transactions, will hold all permits, licenses, easements, variances, exemptions, consents, certificates, orders and approvals from Governmental Entities which are material to the business of the Company, taken as a whole, as such businesses are now being conducted and will be conducted following the consummation of the Consolidation Transactions (collectively, the "Permits"). The Company is and, upon consummation of the Consolidation

Transactions, will be in compliance, in all material respects, with the terms of the Permits applicable to it.

                  (m) Employee Benefit Matters. SECTION 6.2(M) of the Disclosure Schedule lists (i) all management, employment and other contracts providing for the employment or retention of employees of the Company, and any arrangements which compensate Company employees to accept employment or remain with the Company following the Closing Date, (ii) all collective bargaining agreements, (iii) all pension and employee benefit plans, profit sharing plans, bonus, deferred compensation, supplemental executive retirement plans, excess benefit plans, phantom stock, stock options, stock appreciation or other forms of incentive or other compensation plans programs and policies or arrangements including, without limitation, all "employee pension benefit plans" as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and all welfare, severance, vacation and other employee fringe benefit plans including, without limitation, all "employee welfare benefit plans" as defined in Section 3(1) of ERISA, maintained by the Company relating to the employees of the Company (collectively, the "Company's Plans"). The Company has made available to Buyer correct, current and complete copies of each of the written Company's Plans as in effect on the date hereof, together with any trust agreements or other contracts or agreements which are a part of such Plan, all Internal Revenue Service, Department of Labor or Pension Benefit Guaranty Corporation rulings or determinations, annual reports, summary plan descriptions and actuarial and other financial reports filed with such Governmental Entities relating to the Company's Plans for all periods ending on or after December 31, 1994, a complete written description of each unwritten Company's Plan, and such other documentation with respect to any Company's Plan as reasonably requested by Buyer. The Company's Plans have been established, maintained and administered in all material respects in accordance with their respective terms and conditions and Applicable Laws and all applicable reporting and disclosure requirements have been satisfied in all material respects on a timely basis. All contributions to the Company's Plans that have been required to be made in accordance with Section 302 of ERISA or Section 412 of the Code have been made. No non-exempt "prohibited transaction" (as defined in Section 4975 of the Code or Section 406 of ERISA) has occurred which could subject the Company to Taxes. At no time during the five-year period preceding the Closing Date has the Company been required to contribute to any "multi-employer plan" (as defined in Section 4001(a)(3) of ERISA) for the benefit of the employees of the Company. Each of the Company's Plans which is intended to be "qualified" within the meaning of Section 401(a) of the Code is the subject of a current favorable determination letter from the Internal Revenue Service stating that it is so qualified. All of the assets that have been set aside in a trust or account (other than an account that is part of the general assets of the Company) to satisfy any obligations under any of the Company's Plans are shown on the books and records of such trust or account at their current fair market value, and any unfunded liabilities for all other obligations under any of the Company's Plans are accurately set forth in the most recent financial statements of the Company. There are no pending or, to the knowledge of the Principal Members, threatened claims with respect to an Company's Plan (other than routine and reasonable claims made in the ordinary course of plan or contract operations) or with respect to the terms and conditions of employment or termination of employment of any employee or former employee of the Company, which claims could reasonably be expected to result in liability to the Company, and no audit or investigation by any

Governmental Entity is pending or, to the knowledge of the Principal Members, has been proposed with respect to any of the Company's Plan. The Company has the right pursuant to the terms of each of the Company's Plan and all agreements related to such plan unilaterally to terminate such plan (or its participation in such plan) or to amend the terms of such plan at any time without triggering a penalty or an obligation to make any additional contributions to such plan (except (i) where such termination or amendment reduces or eliminates accrued benefits, and (ii) where such amendment increases benefits under such plan), and Buyer immediately after the Closing shall have exactly the same rights as the Company unilaterally to take such action without triggering any penalty or any obligation to make any additional contributions to such plan (except (i) where such termination or amendment reduces or eliminates accrued benefits, and (ii) where such amendment increases benefits under such plan). Except for the Closing Incentive Payments and other than the transactions contemplated by Section 10.3(b) (the costs of which will be borne by Gage), the transactions contemplated by this Agreement will not result in any additional payments to, or increase the vested interest of, any current or former officer, employee or director or their dependents under any Company's Plan and will not result in any payments to any current or former officer, employee or director of the Company which will be subject to Section 280(G) of the Code.

                  (n) Insurance. SECTION 6.2(N) of the Disclosure Schedule sets forth a list of the insurance policies maintained by the Company from January 1, 1998 to the Closing Date. Each such policy is in full force and effect and will terminate as to the Company as of the Closing Date. The Company has not been notified as of the date hereof of any default by the Company under, or a threatened cancellation of, any of such policies of insurance.

                  (o)      Environmental Matters.

                           (i)      The Company is in substantial compliance
with all Environmental Laws with respect to its properties, assets, operations and business;

                           (ii)     The Company has obtained and adhered, in all
material respects, to all necessary permits and other approvals, necessary to conduct its business as presently conducted and to store, dispose of and otherwise handle Hazardous Material and has reported, to the extent required by Environmental Laws, all past and present sites owned, leased or operated by the Company where Hazardous Material has been treated, stored or disposed of;

                           (iii)    No Hazardous Material has been Released by
the Company at or on any of the property owned, leased or operated by the Company;

                           (iv)     The Company has not received any written
notice, claim or request for information relating to any on-site or off-site locations to which the Company has transported Hazardous Material or arranged for the transportation of Hazardous Material, alleging that the Company is liable for any clean-up cost, remedial work, damage to natural resources or personal injury; and

                           (v)      There is no Environmental Claim pending or
to the knowledge of the Principal Members threatened against the Company which would have a Material Adverse Effect.

                           (vi)     The Company has made available to Buyer
true, accurate and complete information in its possession or under its control pertaining to all of the matters described in paragraphs (i)-(v) of this Section 6.2(o), including all documents and information pertaining to all environmental audits or assessments prepared by and for the Company, any Governmental Entity or any third party (including any financial institution) and including all reports of environmental audits or assessments.

The representations and warranties contained in this Section 6.2(o) are the exclusive representations and warranties of Gage with respect to compliance with and liability under Environmental Laws.

                  (p)      Labor and Employment Law  Matters.

                           (i)      Except as otherwise set forth in SECTION
6.2(P) of the Disclosure Schedule, since June 15, 1997, (i) the Company has not conducted negotiations with respect to any future contract with or commitment to any union or labor association and there are no current or, to the knowledge of the Principal Members, threatened attempts to organize or establish any union or labor association; (ii) no NLRB unfair labor practice claims have been filed or are presently pending or, to the knowledge of the Principal Members, have been threatened against the Company or Gage or any Subsidiary or any labor organization representing its employees; (iii) no grievance or arbitration demand, whether or not filed pursuant to a collective bargaining agreement, has been filed or is pending or, to the knowledge of the Principal Members, has been threatened against the Company or Gage or any Subsidiary; (iv) no labor dispute, walkout, strike, slowdown, handbilling, picketing, work stoppage (sympathetic or otherwise), or other "concerted action" involving the employees of the Company or Gage or any Subsidiary has occurred, is in progress or, to the knowledge of the Principal Members, has been threatened; (v) no breach of contract and/or denial of fair representation claim has been filed or is pending against the Company or Gage or any Subsidiary and/or any labor organization representing its employees; (vi) no claim for unpaid wages or overtime or for child labor or recordkeeping violations has been filed, or is pending or, to the knowledge of the Principal Members, has been threatened against the Company or Gage or any Subsidiary under the Fair Labor Standards Act, Davis-Bacon Act, Walsh-Healey Act, or Service Contract Act or any other Federal, state, local or foreign law, regulation, or ordinance; (vii) no discrimination and/or retaliation claim has been filed, or is pending or, to the knowledge of the Principal Members, has been threatened against the Company or Gage or any Subsidiary under the 1866, 1877, 1964 or 1991 Civil Rights Acts, the Equal Pay Act, the Age Discrimination in Employment Act, as amended, the Americans with Disabilities Act, the Family and Medical Leave Act, the Fair Labor Standards Act, ERISA or any other Federal law or any comparable state fair employment practices act or foreign law regulating discrimination in the workplace and no wrongful discharge, libel, slander or other claim under any state law has been filed, or is pending or, to the knowledge of the Principal Members, threatened which arises out of the employment relationship with respect to any person or the termination of any such relationship; (viii) if the Company or Gage or any Subsidiary is a

Federal, state or provincial contractor obligated to develop and maintain an affirmative action plan, no discrimination claim, show cause notice, conciliation proceeding, sanctions or debarment proceeding has been filed, or is pending or, to the knowledge of the Principal Members, has been threatened against the Company or Gage or any Subsidiary with the Office of Federal Contract Compliance Programs ("OFCCP") or any other Federal agency or any comparable state or foreign agency or court and no desk audit or on-site review is in progress; (ix) no citation has been issued by the Occupational Safety and Health Administration ("OSHA") against the Company or Gage or any Subsidiary, and no notice of contest or OSHA administrative enforcement proceeding involving the Company or Gage or any Subsidiary has been filed or is pending; (x) no workers' compensation or retaliation claim has been filed, or is pending or, to the knowledge of the Principal Members, has been threatened against the Company or Gage or any Subsidiary; (xi) no citation of the Company or Gage or any Subsidiary has occurred and no enforcement proceeding has been initiated or is pending under Federal or foreign immigration law; and (xii) the Company and Gage and each Subsidiary has not taken any action that would constitute a "mass layoff" or "plant closing" within the meaning of the Worker Adjustment and Retraining Notification ("WARN") Act or would otherwise trigger notice requirements or liability under any state, provincial, local or foreign plant closing notice law, regulation or ordinance. The Company and Gage and each Subsidiary has been and is in compliance with all federal, state, provincial, local and foreign laws respecting employment and employment practices, terms and conditions of employment, wages and hours, and has not and is not engaged in any unfair labor or unlawful employment practice.

                  (q)      [LEFT BLANK INTENTIONALLY]

                  (r) Supplies and Inventory. The supplies and inventory of the Company used in the conduct of the Executional Business, including the supplies and inventory to be conveyed to the Company in connection with the Consolidation Transactions are undamaged, not obsolete and consist of items of a quality and quantity readily useable in Ordinary Course of Business. The value at which such supplies and inventory are carried on the Company's financial statements is in accordance with GAAP.

                  (s) Customers. SECTION 6.2(S) of the Disclosure Schedule lists the customers of the Executional Businesses as of the date hereof that (i) are parties to written contracts with the Company which have a remaining term in excess of one year and which do not permit the customer to terminate its obligations to the Company without cause upon the provision of notice to the Company or (ii) the Company's 25 largest customers (measured in terms of fees paid to the Company during the 12 months ended on May 31, 1998). The Company has delivered to Buyer true, correct and complete copies of the contracts referred to in the preceding sentence. Except as set forth in SECTION 6.2(S) of the Disclosure Schedule, (i) the Company has not received notice of termination of its agreement or the occurrence of an event of default under its agreement which would allow such customer to terminate such agreement, (ii) there has not been, to the knowledge of the Company, Gage or the Principal Members, with respect to any such customer, a material adverse change in the business relationship with any such customer, and (iii) to the knowledge of the Company and the Principal Members, the Executional Business entity that is a party to each such contract is not in material default in the performance of its obligations to the customer under any such agreement. Without limiting the generality of the foregoing, the Company and the Principal Members hereby represent and warrant to Buyer that they have no reason to believe that the agreement dated September 22, 1994 between Gage and Kraft-General Foods, Inc. will not be renewed, it being acknowledged that Kraft has the right to send such agreement out for bid at its termination.

                  (t)      Related Party Transactions.

                           (i)      Except as set forth on SECTION 6.2(T)(I) of
the Disclosure Schedule, none of the Selling Members, directors or officers of the Company or their Affiliates (i) have borrowed any monies from or has outstanding any indebtedness or other similar obligations to the Company, or
(ii) is otherwise a party to any contract, arrangement or understanding with the Company (other than any contract or arrangement relating solely to the employment of such individual by the Company). The Assets to be transferred to the Company upon consummation of the Consolidation Transactions will not include any note or other evidence of indebtedness of any of the Selling Members, directors or officers of Gage or any of their Affiliates. Except as set forth in
SECTION 6.2(T) of the Disclosure Schedule, the obligations to be assumed by the Company pursuant to the Consolidation Transactions will not include any contract, arrangement or understanding with any of the Selling Members, directors or officers of Gage or any of their Affiliates (other than any contract or arrangement relating solely to the employment of such individual by the Company).

                           (ii)     Section 6.2(t)(ii) of the Disclosure
Schedule sets forth, in respect of the Executional Business, (i) all management, computer, telephone or other services, and all space, facilities and services, provided by Gage or any of its Affiliates to the Company, or by the Company to Gage or any of its Affiliates at any time since December 31, 1997, but only to the extent such services exceeded $20,000 in value to the Company on an annual basis, and (ii) all other contracts and transactions (including the purchase and sale of inventories, supplies and other goods) between the Company, on the one hand, and Gage or any of its Affiliates, on the other hand, currently in effect or which were in effect or occurred since December 31, 1997, but only to the extent such services exceeded $20,000 in value to the Company, and in each case setting forth the terms thereof if not effected on an arm's length basis.

                  (u) Brokers. Except for the fee of Goldsmith, Agio, Helms & Company (for which the Selling Members hereby agree to be solely responsible), no third party shall be entitled to receive any brokerage commissions, finder's fees, fees for financial advisory services or similar compensation from the Company in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of the Selling Members or Gage.

                  (v) Bank Accounts. SECTION 6.2(V) of the Disclosure Schedule contains a true and complete list of each bank in which the Company maintains an account, a safe deposit box or any borrowing privilege and the names of persons authorized to draw thereon, to withdraw therefrom or to borrow thereupon, as the case may be.

                  (w) Warranty of Year 2000 Performance & Compatibility. To the knowledge of the Principal Members, assuming the successful implementation and completion of the planned conversions and upgrades of the Company's IT resources, all hardware and software used by the Company in the Ordinary Course of Business are Substantially Year 2000 Compatible. For purposes of this Agreement, Substantially Year 2000 Compatible means that, in all substantial respects, neither performance nor functionality is affected by dates prior to, during, spanning, or after January 1, 2000, and shall include, but not be limited to: (a) accurately processing (including, but not limited to, calculating, comparing, and sequencing) date/time data from, into, and between the twentieth and twenty-first centuries and the years 1999 and 2000 and leap year calculations; (b) functioning without error, interruption, or decreased performance relating to such date/time data; (c) accurately processing such date/time data when used in combination with other technology; (d) accurate date/time data century recognition; (e) calculations that accurately use same century and multi-century formulas and date/time values; (f) date/time data interface values that reflect the correct century; and (g) processing, storing, receiving, and outputting all date/time data in a format that accurately indicates the century of the date/time data.

                  (x)      [LEFT BLANK INTENTIONALLY]

                  (y) No Transferee Liability. The Company has no, and will have no, transferee liability for any Taxes with respect to any transfer of property made to the Company on or before the Closing Date.

                  (z) No Other Representations or Warranties. Except for the representations and warranties contained in this Article 6, none of the Selling Members nor any other Person makes any other express or implied representation or warranty on behalf of the Selling Members or otherwise in respect of the Company or the Purchased Units.

                                    ARTICLE 7
                     REPRESENTATIONS AND WARRANTIES OF BUYER

                  Buyer represents and warrants to each of the Selling Members and Gage as follows:

                  7.1 Corporate Organization. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Georgia and has the corporate power and authority to carry on its business as now being conducted by it and to acquire and own the Purchased Units.

                  7.2 Authority. The execution and delivery of this Agreement, the purchase of the Purchased Units and the consummation of the other transactions provided for hereby have been duly and validly authorized by all necessary corporate action of Buyer. This Agreement has been duly and validly executed and delivered by Buyer and, assuming the due authorization, execution and delivery by the Selling Members, constitutes a legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms, except as such enforceability may be limited or affected by (i) bankruptcy, insolvency, reorganization, moratorium, liquidation, arrangement, fraudulent transfer, fraudulent conveyance and other similar laws (including, without limitation, court decisions) now or hereafter in effect and affecting the rights and remedies of creditors generally or providing for the relief of debtors, (ii) the refusal of a particular court to grant equitable remedies, including, without limitation, specific performance and injunctive relief, and (iii) general principles of equity (regardless of whether such remedies are sought in a proceeding in equity or at law).

                  7.3 No Violation; No Consent. The execution and delivery of this Agreement by Buyer does not, and the performance of this Agreement by Buyer will not, (i) violate or conflict with any provision of the certificate of incorporation or bylaws of Buyer, (ii) to the knowledge of Buyer, conflict with or violate any Applicable Law or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under any provision of any contract or agreement of any kind to which Buyer is a party or by which Buyer or any of its properties is bound or affected, except in the case of clauses (ii) and (iii) for any such conflicts, violations, breaches, defaults or other occurrences which would not reasonably be expected to materially impair or delay the ability of Buyer to effect the Closing. The execution, delivery and performance by Buyer of this Agreement and the other Transaction Documents will not require any notice to, filing with, or the consent, approval or authorization of any Person or Governmental Entity, except as contemplated in Section 10.1(b), except for such consents, approvals or authorizations a failure of which to obtain or make, individually or in the aggregate, would not be reasonably expected to have a Material Adverse Effect.

                  7.4 Litigation. There is no claim, suit, action, proceeding or investigation, either at law or in equity, or before any Governmental Entity (other than claims covered by worker's compensation or similar insurance) now pending or, to the knowledge of Buyer, threatened against Buyer or any of its Affiliates, business or properties, nor is there any material judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against Buyer or any of its Affiliates, business or properties, that would, individually or in the aggregate, have a Material Adverse Effect or would prevent the consummation of the transactions contemplated hereby.

                  7.5 Brokers. Except for the fee of the Robinson-Humphrey Company, LLC (for which Buyer hereby agrees to be solely responsible), no third party shall be entitled to receive any brokerage commissions, finder's fees, fees for financial advisory services or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Buyer.

                  7.6 Investment Representation. Buyer is acquiring the Purchased Units for its own account for the purpose of investment and not with a view to the distribution thereof or dividing all or any part of its interest therein with any other Person. Buyer acknowledges that the sale of the Purchased Units has not been registered under Applicable Laws (including the Securities Act of 1933, as amended, and any state, local or foreign securities law) and that the

Purchased Units may not be Transferred without registration under, pursuant to an exemption from or in a transaction not subject to, all Applicable Laws.

                  7.7 Available Funds. As of the date hereof and as of the Closing Date, Buyer has and will have sufficient funds available to satisfy the obligation of Buyer to pay the Purchase Price and to pay all expenses incurred by Buyer in connection with the transactions contemplated hereby.

                  7.8      SEC Reports and Financial Statements.

                  (a) Since March 1, 1997, Buyer has filed all material forms, reports and documents with the SEC required to be filed by it pursuant to the Securities Act, the Exchange Act and the rules and regulations promulgated thereunder (the "Buyer SEC Reports"), and all of such filings complied in all material respects with all applicable requirements of the Securities Act, the Exchange Act and the rules and regulations promulgated thereunder. None of the Buyer SEC Reports, at the time filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

                  (b) Each of the consolidated balance sheets included in the Buyer SEC Reports (including any related notes thereto) fairly presents, in all material respects, the consolidated financial position of Buyer and its consolidated subsidiaries as of its date, and the related consolidated statements of income and cash flows included in the Buyer SEC Reports (including any related notes) fairly present, in all material respects, the consolidated results of operations and changes in consolidated financial position of Buyer and its consolidated subsidiaries for the periods presented therein, all in conformity with GAAP, except as otherwise noted therein and subject, in the case of quarterly financial statements, (i) to normal year-end audit adjustments, and
(ii) to the fact that Forms 10-Q do not contain all of the footnotes required by GAAP.

                  7.9 No Undisclosed Liabilities. Buyer has no material liabilities or obligations whatsoever, whether contingent, accrued, absolute or otherwise, except liabilities (i) in the aggregate adequately provided for in the Buyer SEC Reports, (ii) incurred in the Ordinary Course of Business since March 31, 1998, (iii) set forth in any Schedule to this Agreement or (iv) incurred in relation to acquisitions consummated subsequent to March 31, 1998.

                  7.10 Capital Stock. The authorized capital stock of Buyer consists of 50,000,000 shares of Common Stock, par value $.01 per share, of which, as of the date hereof, 13,610,500 shares are issued and outstanding, and, 10,000,000 shares of Preferred Stock, of which, as of the date hereof, no shares are issued and outstanding. All of such outstanding shares of Buyer Common Stock have been duly authorized and are validly issued, fully paid and nonassessable. Buyer has no other equity securities or securities containing any equity features authorized, issued or outstanding. Other than pursuant to Buyer's stock option and other similar compensation plans, there are no agreements or other rights or arrangements existing which provide for the sale or issuance of capital stock by Buyer and there are no rights, subscriptions, warrants, options, conversion rights or agreements of any kind outstanding to purchase or otherwise acquire from Buyer any shares of capital stock or other securities of Buyer of any kind. There are no agreements or other obligations (contingent or otherwise) which may require Buyer to repurchase or otherwise acquire any shares of its capital stock, or register any of its equity securities with the Securities and Exchange Commission.

                  7.11 Absence of Certain Changes. Since December 31, 1997, Buyer has conducted its business in the Ordinary Course of Business and has used its best efforts, consistent with past practices, to maintain, protect and preserve its goodwill and to continue the employment of its employees to the extent necessary to preserve its ongoing business and there has not been any event or condition of any character known to Buyer (whether or not covered by insurance) which has had or, in the good faith judgment of Buyer, will have a Material Adverse Effect on Buyer.

                  7.12 No Other Representations or Warranties. Except for the representations and warranties contained in this Article 7, neither Buyer nor any other person makes any other express or implied representation or warranty on behalf of Buyer.

                                    ARTICLE 8
                                COVENANTS OF GAGE

                  8.1 Access to Information and Documents. Prior to the Closing, Gage and the Company will (i) give to Buyer and its prospective lenders, and their respective agents and representatives (including, but not limited to, accountants, lawyers, environmental consultants (subject to Section 8.8) and appraisers) access during normal working hours to any and all of the properties, assets, books, records and other documents of the Company and Gage as Buyer may reasonably request, and Gage and the Company will furnish to Buyer such information and copies of such documents and records pertaining to the Company as Buyer shall reasonably request and (ii) cause its officers to provide to Buyer and its prospective lenders, and their respective agents and representatives any and all financial, technical and operating data and other information pertaining to its business as Buyer shall from time to time reasonably request. All such information and access shall be subject to the terms and conditions of the Confidentiality Agreement dated February 27, 1998 between Buyer and the Company (the "Confidentiality Agreement"). In connection with such access, Buyer shall, and shall cause its agents and representatives to, use all commercially reasonable efforts to minimize any disruption of the Company.

                  8.2 Conduct of Business Pending Closing. From the date hereof until the Closing, except with the prior written consent of Buyer (which shall not be unreasonably withheld, conditioned or delayed) or as otherwise contemplated by this Agreement, the Principal Members will:

                  (a) Cause the Company to use all commercially reasonable efforts to maintain itself at all times as a limited liability company validly existing under the laws of the State of Minnesota;

                  (b) Cause the Company to use all commercially reasonable efforts to carry on its business and operations substantially in the manner carried on as of the date hereof and to preserve its business organization intact by retaining the services of its present employees and by preserving the goodwill of its suppliers and customers and will not permit the Company to engage in any activity or transaction or make any commitment to purchase or spend money other than in the Ordinary Course of Business;

                  (c) Not permit the Company to declare, authorize or pay any distribution or dividend to the Selling Members (other than (i) distributions made to the Selling Members to fund their federal and state income taxes payable with respect to their distributive share of the Company's taxable income, loss, gain, deduction and other tax items under Sections 702 and 704 of the Code, determined in a manner consistent with prior periods and (ii) distributions of cash);

                  (d) Other than the Closing Incentive Payments, not permit the Company to increase any compensation, commission, bonus or employee benefit to any director, officer, employee or independent contractor as such other than in the Ordinary Course of Business, and not permit the Company to create any additional employee benefit plan or amend any existing employee benefit plan;

                  (e) Cause the Company to use all commercially reasonable efforts to continue to maintain its existing level of insurance;

                  (f) Not permit the Company to, or to obligate itself to, sell or otherwise dispose of or pledge or otherwise encumber, any material portion of its properties other than in the Ordinary Course of Business;

                  (g) Not permit the Company to amend its articles of organization, member control agreement or operating agreement;

                  (h) Cause the Company and the Subsidiaries to (i) file any Tax Returns and elections with respect to any liabilities for Taxes of the Company or other matters relating to Taxes of the Company which pursuant to Applicable Laws must be filed with respect to the period ending on or prior to the Closing Date; (ii) promptly upon filing provide copies of any such Tax Returns or elections to Buyer; (iii) not amend any Tax Return filed prior to the date hereof without the prior consent of Buyer, which consent shall not be unreasonably withheld or delayed; and (iv) file, on or before the applicable due date, the short period Tax Return of the Company. The Company shall bear all of the expenses associated with filing the Tax Returns described in this Section 8.2(h) and any Tax liability due and payable by the Company in connection with such Tax Returns shall be accrued as a liability on the Closing Date Balance Sheet;

                  (i) Not permit the Company to issue any membership interests or other securities or options or rights to purchase membership interests or other securities or purchase any outstanding membership interests, other than in connection with the Consolidation Transactions;

                  (j) Not permit the Company to organize any new subsidiary, or acquire or enter into an agreement to acquire, by merger, consolidation or purchase of stock or assets, any business or entity;

                  (k) Not permit the Company to (i) create, incur or assume any long-term debt (including obligations in respect of capital leases except those set forth on SCHEDULE 8.2) or, except in the Ordinary Course of Business under the Third Party Debt, create, incur or assume any short-term debt for borrowed money, (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person (except in the Ordinary Course of Business), (iii) except in the Ordinary Course of Business, make any loans or advances to any other person, or (iv) make any capital contributions to, or investments in, any Person.

                  8.3 Consents and Approvals. Gage shall cooperate with Buyer to obtain prior to the Closing, those consents, authorizations and approvals required under the agreements set forth on SCHEDULE 8.3, it being acknowledged and agreed that Buyer shall bear any cost or expense of obtaining such consents, authorizations and approvals and any failure to obtain any or all of such consents shall not constitute a failure of the condition to Closing set forth in Section 12.2.

                  8.4 Resignation of Officers and Directors. Prior to or at the Closing, the Selling Members will cause each officer and director of the Company and the Subsidiaries (other than those set forth on SCHEDULE 8.4) to resign as an officer or director of the Company effective at the Closing.

                  8.5 Amendments to Disclosure Schedule. From time to time prior to the consummation of the transactions contemplated by this Agreement, Gage will promptly supplement or amend the Disclosure Schedule which it has delivered pursuant to this Agreement with respect to any matter arising which, if existing or occurring at the date of this Agreement, would have been required to be set forth or described in such Disclosure Schedule or which is necessary to correct any information in such Disclosure Schedule which has been rendered inaccurate. The delivery of any written supplement or amendment to the Disclosure Schedule pursuant to this Section shall constitute a waiver by Buyer of any of the conditions contained in Article XII below with respect to the information in such supplemented or amended Disclosure Schedule unless, (i) such disclosure, when aggregated with all other such disclosures, constitutes a Material Adverse Effect (other than a Material Adverse Effect that results from the occurrence of a nonrecurring event), and (ii) within ten days after Buyer's receipt of such disclosure, Buyer informs Gage that it is exercising its right to terminate the Agreement pursuant to Article 13.1(b); provided, however, that the disclosure in any such supplement or amendment of any matter arising or occurring after the date hereof (which did not exist on the date hereof) shall not form the basis of a claim against the Principal Members for misrepresentation or breach of a representation, warranty, covenant or agreement.

                  8.6 Buyer Visits to Customers. Between the date of this Agreement and the Closing Date, and subject to such reasonable limitations as Gage shall deem necessary, Gage shall permit Buyer to discuss and meet, and cooperate in discussions and meetings, with any customer of the Company the Buyer so requests. Edwin C. Gage, or such other officer of Gage or the Company acceptable to Buyer, shall participate in such discussions.

                  8.7 Conditions. The Selling Members and Gage shall take all commercially reasonable actions necessary or desirable to cause the conditions set forth in Article 12 to be satisfied and to consummate the transactions contemplated herein as soon as reasonably possible after the satisfaction thereof (but in any event within three business days of such date). The Selling Members shall give prompt written notice to Buyer of (i) the occurrence, or failure to occur, of any event which occurrence or failure would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date of this Agreement until the consummation of the transactions contemplated by this Agreement or that will or may result in the failure to satisfy any of the conditions set forth in Article 12 below and (ii) any failure of the Selling Members or Gage, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement. Delivery of such notice shall not constitute a waiver by Buyer of the conditions contained in Article XII below.

                  8.8 No Negotiations. The Selling Members and Gage shall not, and shall cause the Company not to, directly or indirectly, through any officer, director, agent or otherwise, solicit, initiate or encourage submission of any proposal or offer from any person or entity (including any of its or their officers or employees) relating to any liquidation, dissolution, recapitalization, merger, consolidation or acquisition or purchase of all or a material portion of the assets of, or any equity interest in, the Company or other similar transaction or business combination involving the Company, or participate in any negotiations regarding, or furnish to any other person any information with respect to, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other person or entity to do or seek any of the foregoing. The Selling Members and Gage shall, and shall cause the Company to, promptly notify Buyer if any such proposal or offer, or any inquiry from or contact with any person with respect thereto, is made and shall promptly provide Buyer with such information regarding such proposal, offer, inquiry or contact as Buyer may request.

                  8.9      Environmental Matters.

                  (a) The Selling Members shall cause the Company or Gage to allow Buyer and its representatives and agents access to the real property leased or operated by the Company as of the date hereof or included in the Assets and all maintenance records, licenses, permits, reports, certificates, correspondence with Governmental Entities or other items to which the Selling Members, the Company or Gage have access relating to the construction, operation and environmental condition of such real property or the business of the Company or the Executional Businesses, as the case may be, as such documentation may be kept in the ordinary course of business for the purpose of reviewing and making photocopies of the same. The

Selling Members shall furthermore cause Company and Gage, as the case may be, to make available for the purpose of interviews with Buyer and its representatives and agents such employees and representatives of the Company or Gage as may have knowledge useful in environmental matters. The Selling Members shall be obligated to comply with the Section 8.8(a) only to the extent necessary to enable Buyer to complete a Phase I environmental audit. The extent, timing and performance of any work beyond a Phase I environmental audit shall be in the sole discretion of Gage.

                  (b) Buyer shall, in any case, pay the expense of performing any environmental audit or environmental testing (including, without limitation, soil borings, soil samples and ground water samples), and preparing any written report in connection therewith.

         8.10 Audited Financial Statements. Gage and the Company shall use all commercially reasonable efforts to deliver to Buyer no later than June 30, 1998, audited financial statements for three years of operations of the Company, the Subsidiaries, and the Executional Business ended December 31, 1997 (audited balance sheets required only for the two years then ended); provided, however, that Buyer shall bear the cost of preparing the audited income statements for the year ended December 31, 1995.

         8.11 WARN Act. All obligations to the employees or former employees of the Company under WARN arising out of, or relating to, any actions taken by the Company on or prior to the Closing Date shall be the sole obligation of Gage.


                                    ARTICLE 9
                               COVENANTS OF BUYER

                  Buyer covenants and agrees with the Selling Members as follows:

                  9.1 Confidentiality. Buyer shall, and shall use all commercially reasonable efforts to cause its Affiliates, associates, employees, agents and representatives to, (i) hold in strict confidence and not disclose to any person any and all documents and information containing proprietary information or trade secrets of the Selling Members furnished to, obtained by or learned by Buyer in connection with this Agreement and the transactions contemplated hereby ("Confidential Information") and (ii) refrain from using any such Confidential Information for any personal advantage, except that Buyer shall be free to disclose and use all or any of such Confidential Information which can be shown to have been (a) already in Buyer's possession without restrictions of confidentiality at the time of disclosure to Buyer; (b) a matter of public knowledge other than as a result of any action or omission by or on behalf of Buyer; (c) published other than as a result of any action or omission by or on behalf of Buyer in any publication for public distribution or filed as public information with any governmental authority; or (d) lawfully obtained by Buyer from a third person without restrictions of confidentiality. The covenants of Buyer contained in this Section 9.1 and the terms and conditions of that certain Confidentiality Agreement dated February 27, 1998 between Buyer and Goldsmith, Agio, Helms & Co. (which are incorporated herein by reference) (i) shall survive any termination of this Agreement prior to Closing, (ii) shall survive the Closing with respect to Confidential Information of the Selling Members and the Excluded Businesses and (iii) shall terminate at the Closing with respect to Confidential Information of the Company.

                  9.2 Consents and Approvals. Buyer shall, at its expense, obtain prior to the Closing all consents, authorizations and approvals of any Person required to be obtained by Buyer in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions provided for hereby.

                  9.3 No Unreasonable Interference. Prior to the Closing, Buyer will not take any action which could reasonably be expected to interfere unreasonably with the business or operations of the Selling Members or the Company.

                  9.4      Tax Returns.

                  (a) Buyer shall file, or cause to be filed, all Tax Returns of the Company (i) for Tax periods which begin before the Closing Date and end after the Closing Date, and (ii) for Tax periods which begin after the Closing Date. After the Closing Date, Buyer may, to the extent permitted by Applicable Laws, amend, modify or otherwise change any Tax Return of the Company for any Tax period; provided, however, that the Selling Members shall have the right to approve any amended, modified or otherwise changed Tax Return of the Company for a Tax period ending on or before the Closing Date where an increase in the taxable income of the Company is reported on such amended Tax Return, which approval may be withheld or granted by the Selling Members in their sole and absolute discretion;

                  (b) Buyer shall promptly notify the Selling Members in writing upon receipt by Buyer, the Company or its Subsidiaries of notice of any pending or threatened federal, state, local or foreign income or franchise Tax audits or assessments which may materially affect the Tax liabilities for which the Selling Members would be required to indemnify Buyer hereunder or for which the Selling Members may otherwise be liable, provided that failure to comply with this provision shall not, so long as the Selling Members are not unreasonably prejudiced thereby, affect Buyer's right to indemnification hereunder. The Selling Members shall have the sole right to represent the interests of the Company and the Subsidiaries in any Tax audit or administrative or court proceeding relating to taxable periods ending on or before the Closing Date, and to employ counsel of its choice at its expense. Notwithstanding the foregoing, the Selling Members shall not be entitled to settle, either administratively or after commencement of litigation, any claim for Taxes which would adversely affect the liability for Taxes of the Company or the Buyer for any period after the Closing Date to any material extent (including, but not limited to, the imposition of income tax deficiencies, the reduction of asset basis or cost adjustments, the lengthening of any amortization or depreciation periods, the denial of amortization or depreciation deductions or the reduction of loss or credit carryforwards) without the prior written consent of Buyer. Such consent shall not be unreasonably withheld, conditioned or delayed, and shall not be necessary to the extent that the Selling Members have indemnified Buyer against the effects of any such settlement; and

                  (c) upon Buyer's request, the Selling Members shall cause the Company and the Subsidiaries to make an election under Section 754 of the Code.

                  9.5 Conditions. Buyer shall take all commercially reasonable actions necessary or desirable to cause the conditions set forth in
Article 11 to be satisfied. Buyer shall give prompt written notice to Gage of
(i) the occurrence, or failure to occur, of any event which occurrence or failure would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date of this Agreement until the consummation of the transactions contemplated by this Agreement or that will or may result in the failure to satisfy any of the conditions set forth in Article 11 below and (ii) any failure of the Buyer or the Company, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement.

                  9.6 Books and Records. For a reasonable period of time after the Closing Date (which for any tax-related matters shall mean at least seven (7) years after the Closing Date), Buyer will allow the Selling Members and their agents reasonable access to the relevant portions of the Company's books and records for legitimate business reasons, such as the preparation of tax returns or the defense of litigation. Copies of such books and records may be made in accordance with this section, at the cost of the Selling Members. The Selling Members will not use and will hold in confidence all confidential information identified as such by, and obtained from, Buyer and any of its officers, agents, representatives or employees; provided, however, that information which (a) was in the public domain, (b) was in fact known to the Selling Members prior to disclosure by Buyer, its officers, agents, representatives or employees, or (c) becomes known to the Selling Members from or through a third party who has the legal right to disclose such information, shall not be deemed to be confidential information.

                  9.7 Anderson Employment Agreement. Gage will use its commercially reasonable efforts to cause Steve Anderson to enter into an Employment Agreement in form and substance reasonably satisfactory to Buyer.

                  9.8 WARN Act. All obligations to the employees or former employees of the Company under WARN arising out of, or relating to, any actions taken by the Company after the Closing Date shall be the sole obligation of Buyer.


                                   ARTICLE 10
                                OTHER AGREEMENTS

                  10.1     Governmental Consents and Approvals.

                  (a) Except as otherwise provided in subsection (b) below, each of the parties hereto shall use commercially reasonable efforts to (i) effect all necessary registrations, filings, notifications and submissions of information required under Applicable Laws to any Governmental Entity including, but not limited to, filings under the Hart-Scott-Rodino Antitrust

Improvements Act of 1976, as amended, and the regulations promulgated thereunder (the "HSR Act"), (ii) use commercially reasonable efforts to obtain as promptly as practicable all consents, authorizations, approvals and waivers required in connection with the consummation of the transactions contemplated by this Agreement under any Applicable Laws from any Governmental Entity, and (iii) furnish to the other parties such necessary information and reasonable assistance as such other parties may reasonably request in connection with the foregoing.

                  (b) Without limiting the generality of the undertakings pursuant to this Section 10.1, Buyer and the Selling Members agree to take or cause to be taken the following actions:

                           (i)      Use all commercially reasonable efforts to
file any notification and report form and related materials required under the HSR Act prior to the close of business on the next business day after the date hereof;

                           (ii)     Provide promptly to Governmental Entities
with regulatory jurisdiction over enforcement of any Antitrust Laws ("Government Antitrust Entity") information and documents requested by any Government Antitrust Entity or necessary, proper or advisable to permit consummation of the transactions contemplated by this Agreement. If any party hereto receives such a request for additional information or documents, then such party shall promptly provide to the other copies of such request and endeavor in good faith to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request, and thereafter use its commercially reasonable efforts to certify as soon as practicable its substantial compliance with any such request; and

                           (iii)    In the event of any pending or threatened
preliminary injunction or other order, decree, ruling, executive order or Applicable Laws that would make unlawful, prevent, delay or otherwise adversely affect the ability of the parties hereto to consummate the transactions contemplated hereby, each party shall promptly use their commercially reasonable efforts to take any and all steps (including the posting of a bond) necessary to lift, rescind, vacate, modify or suspend such action so as to permit such consummation prior to the deadline specified in Section 13.1 (including, without limitation, negotiating in good faith with any and all Government Antitrust Entities and litigating, contesting or otherwise challenging in good faith any such actions). Notwithstanding the forgoing sentence, neither party shall be obligated to appeal the decision of a court of competent jurisdiction which enters a preliminary injunction enjoining the consummation of the transactions contemplated by this Agreement.

                  (c) Each party hereto shall promptly inform the other of any material communication from any Government Antitrust Entity regarding any of the transactions contemplated hereby. Buyer shall advise the Company promptly in respect of any understandings, undertakings or agreements (oral or written) that Buyer proposes to make or enter into with any Government Entity in connection with the transactions contemplated hereby. Buyer and the Selling Members agree that all telephonic calls and meetings with a Government Antitrust Entity regarding the transactions contemplated hereby or any of the matters described in this Section 10.1(b) shall include representatives of each of Buyer and the Selling Members.

                  10.2     The Consolidation Transactions.

                  (a) Transferred Assets. On or prior to the Closing Date, the Selling Members shall cause Gage to assign and transfer to the Company, and the Company hereby agrees to accept and assume from Gage, on the terms and subject to the conditions set forth in this Section, all of Gage's right, title and interest in and to the following specific assets (hereinafter collectively referred to as the "Assets"):

                           (i)      All of the equipment, machinery, furniture,
fixtures, furnishings, leasehold improvements and other tangible personal property owned by Gage and used by Gage in the operation of the Executional Businesses, including, without limitation, those items listed on SCHEDULE 10.2 to this Agreement, but excluding the Excluded Equipment.

                           (ii)     The real and personal property leases of
Gage relating to the Executional Businesses, including those listed on SECTION 6.2(G)(III) of the Disclosure Schedule;

                           (iii)    All inventories of supplies, raw materials,
parts, finished goods, work-in-process, product labels and packaging materials that are usable or salable by Gage in the Executional Businesses and are owned by Gage on the Closing Date, and all orders or contracts for the purchase of inventories, raw materials, parts, or supplies ordered by Gage in the Ordinary Course of the Business prior to the Closing Date;

                           (iv)     Gage's interest in all rights and incidents
of interest of Gage as of the Closing in and to all leases, licenses, agreements, proposals or other contracts or contractual rights or obligations of Gage which relate to the Executional Businesses, including without limitation those which are listed on Schedule 10.2;

                           (v)      All rights to the Intellectual Property;
provided, however, that the use of the Gage name and logo shall be used only on the terms as set forth in Section 10.4 hereto;

                           (vi)     All books, records and other documents and
information relating to the Assets and the Executional Businesses (other than employee personnel and payroll records), including, without limitation, all customer, prospect, dealer and distributor lists, sales literature, inventory records, purchase orders and invoices, sales orders and sales order log books, customer information, commission records, correspondence, product data, material safety data sheets, price lists, product demonstrations, quotes and bids, catalogues and brochures of every kind and nature;

                           (vii)    Seller's right to use the telephone number
currently being used at any office of the Executional Business;

                           (viii)   All assignable permits, licenses and other
third party approvals necessary to operate the Executional Businesses;

                           (ix)     All prepaid expenses and deposits relating
to the operation of the Executional Businesses or relating to the Assets;

                           (x)      Except as set forth in Section 10.2(b)(ii),
all accounts receivable and notes receivable of Gage arising in the Ordinary Course of Business of the Executional Businesses;

                  (b) Excluded Assets. Gage shall not transfer and the Company shall not assume or obtain any rights to any of the other assets of Gage (the "Excluded Assets") including, without limitation, the following:

                      (i) all cash or cash equivalents of Gage on hand or on deposit at any bank;

                      (ii) all accounts receivable and notes receivable of Gage from Affiliates of Gage;

                      (iii) Gage's minute book and other corporate records relating to internal governance of Gage, qualifications to conduct business as a foreign company, taxpayer and other identification numbers and other documents relating to the organization, maintenance and existence of Gage as a limited liability company;

                      (iv)  the Excluded Equipment;

                      (v) any of the rights of Gage under this Agreement or any of the Transaction Documents; and

                      (vi) Tax refunds relating to Tax periods ending on or before the Closing Date.

                  (c) Assumed Liabilities. The Company agrees to assume and to pay and/or perform, in accordance with their respective terms and from and after the Closing Date, each of the following liabilities, executory obligations or commitments of Gage (collectively, the "Obligations"):

                           (i)      all liabilities of Gage relating to the
Executional Businesses that are set forth on the face of the Interim Financial Statements or the Final Closing Balance Sheet or disclosed in the Schedules hereto;

                           (ii)     all liabilities of Gage relating to the
Executional Businesses which have arisen after the date of the Interim Financial Statements in the Ordinary Course of Business (other than any liability resulting from, arising out of, relating to, in the nature of, or caused by any breach of contract, breach of warranty, tort, infringement, or violation of law not accrued on the Final Closing Balance Sheet or disclosed in the Schedules hereto);

                           (iii)    Gage's executory obligations under all
leases, licenses, agreements, proposals or other contracts of Gage which relate to the Executional Businesses; including without limitation, the agreements and real property leases listed in Sections
10.2 and 6.2(g)(iii) of the Disclosure Schedule other than the Marquette Agreements and the Prudential Agreement;

                           (iv)     Gage's executory obligations under any
unfilled customer contracts, commitments or purchase or sales orders relating to the Executional Businesses;

                           (v)      all other liabilities and obligations of
Gage set forth in SCHEDULE 10.2(C)(V).

The Company shall not assume, and nothing contained in this Agreement shall be construed as an assumption by the Company of, any liabilities, obligations or undertakings of Gage of any nature whatsoever, whether fixed or contingent, known or unknown, other than the Obligations. Gage shall be responsible for all of the liabilities, obligations and undertakings not specifically assumed by Company hereunder. Without limiting the generality of the foregoing, the Company shall not assume, and nothing contained in this Agreement shall be construed as an assumption by the Company of, any liabilities of Gage for Taxes resulting from any audit of the Tax Returns of Gage described in SECTION 6.2(H) of the Disclosure Schedule.

                  (d) Other than as set forth above, Company shall not assume, and nothing contained in this Agreement shall be construed as an assumption by Company of, any liabilities, obligations or undertakings of Gage not relating to the Executional Businesses. Without limiting the foregoing, Buyer will assume no liability with respect to (i) any deferred compensation arrangement for executives of any component of the Executional Businesses; (ii) any preclosing employee benefit liability including, without limitation, any claim, deductible or incurred-but-not-reported expense associated with any employee benefit plan (specifically including worker's compensation and medical programs) of the Executional Businesses, to the extent the liability relates to any period prior to the Closing that is not reflected in the Final Closing Balance Sheet, (iii) any stay bonuses or closing incentive payments; (iv) any preclosing tax liability that is not reflected in the Final Closing Balance Sheet; (v) liabilities associated with pending litigation; (vi) liabilities of any component of the Executional Businesses to any related entity or Affiliate (other than Carlson Companies Inc.), including, without limitation, guarantee obligations; or (vii) liabilities of Gage International, L.L.C., Gage U.K. or Gage GmbH.

                  (e) Notwithstanding the foregoing, to the extent any law or the terms of any contract to be assigned by Gage to the Company pursuant to this Section 10.2 prohibits the assignment or novation of such contract on the Closing Date, the performance obligations of Gage thereunder shall, unless not permitted by such contract, be subcontracted or subleased to the Company until such contract has been fully performed by the Company or assigned or novated. Gage shall cooperate with the Company and the Buyer to obtain all necessary consents and the Company shall take all necessary actions to perform and complete all such contracts in accordance with their terms even if neither assignment, novation, subcontracting nor subleasing is permitted by the other party.

                  (f) To the extent that any transfers and assumptions contemplated by this Section 10.2 shall not have been consummated on or prior to the Closing Date, the parties shall cooperate to effect such transfers and assumptions as promptly following the Closing Date as shall be practicable, it nonetheless being agreed and understood by the parties that the Selling Members shall not be liable in any manner to any other party for any failure of any of the transfers contemplated by this Section
10.2 to be consummated on or prior to the Closing Date. Subject to the provisions of Section 10.2(e), nothing herein shall be deemed to require the transfer of any assets or the assumption of any liabilities which by their terms or by operation of law cannot be transferred or assumed; provided that if any of the transfers contemplated under this Section 10.2 have not been consummated, effective as of or after the Closing Date (i) Gage shall thereafter hold such assets for the benefit of the Company (at the expense of the Company) and retain any such liabilities for the account of the Company, and take such other action as may be reasonably requested by the Company, at the Company's expense, in order to place the Company, insofar as reasonably possible, in the same position as would have existed had such asset or liability been transferred as of the Closing Date, (ii) unless not permitted by law, the Company shall pay, perform and discharge fully all obligations of Gage thereunder from and after the Closing Date, (iii) Gage shall, without further consideration therefor, pay and remit to the Company promptly all monies, rights and other considerations received in respect of any such performance. As and when any such asset or liability becomes transferable, such transfer shall be effected forthwith.

                  10.3     Employee Matters.

                  (a) Effective as of the Closing Date, Gage, in connection with the Consolidation Transactions, intends to transfer to the Company and the Company shall hire (at no expense to Gage) all employees of Gage directly engaged in performing services for the Executional Businesses other than those employees set forth on SCHEDULE 10.3. Immediately after the Closing, the Company will continue the employment of all employees of the Company. The Company shall provide its employees (including such transferred employees) with compensation and employee benefits after the Closing which, in the aggregate, are no less favorable than those provided to other employees of Buyer and its subsidiaries with similar title and responsibilities.

                  (b) Gage shall 100% vest the account balances in the Gage Marketing Group Employees' Savings and Investment Plan of all participating Gage employees transferred to the Company as part of such transfer. At the written request of the Buyer, Gage shall transfer such fully vested account balances to a Code Section 401(k) plan of the Company or of the Buyer as directed by Buyer. On or prior to the Closing Date, Gage shall pay any and all compensation, pay in lieu of vacation and severance pay that may be due and payable to Gage employees transferred to the Company to the extent such amounts are not reflected in the Final Closing Balance Sheet. In addition, Gage shall be responsible for paying all claims for other benefits of any kind or description whatsoever relating to employment, or claims incurred, prior to the Closing Date, of Gage employees transferred to the Company to the extent such amounts are not reflected on the Final Closing Balance Sheet. All Gage employees transferred, effective as of the Closing Date, to the Company shall be entitled to participate in the Company's Plans on the same basis as similarly situated Company employees.

                  (c) This Section 10.3 is an agreement solely between the Selling Members and Buyer. Nothing herein, whether expressed or implied confers upon any Employee or any other person any rights or remedies including without limitation, (i) any right to employment or recall, (ii) any right to continued employment for a specified period, or (iii) any right to claim any particular compensation, benefit or aggregation of benefits of any kind or nature whatsoever. Except as otherwise provided in this Section 10.3 and in Section 12.5, the Company and Buyer make no representations, warranties or covenants with respect to any compensation or benefits to be offered or provided to employees of Gage subsequent to the Closing Date.

                  10.4 Use of Gage Name and Logos. After the Closing Date and until the later to occur of (i) the third anniversary date of the termination of the Non Competition and Co-Marketing Agreement and (ii) the third anniversary of the date on which Edwin C. Gage ceases to be affiliated in any capacity with the Buyer (other than as a shareholder), the Company shall have the right to use, and to authorize others to use on the product labels, packaging materials and marketing materials used by the Company at and after the Closing Date all of the trade names, trademarks and logos owned by Gage (the "Gage Intellectual Property") and currently used in the operation of the Executional Businesses; provided, however, that Buyer shall use the Gage Intellectual Property in such manner until the third anniversary of the Closing Date. No royalty or other fees shall be payable by the Company for the right to use such trade names, trademarks and logos. Buyer agrees that for the term of the Consulting Agreement, the name of Buyer's Marketing Support Services Division, which is acquired as a part of this transaction, shall be "Gage Marketing Support Services," and may also be referred to as "A division of AHL," and Buyer shall not, in any case, use the name "Gage Marketing Group."

                  10.5 Release of the Company from Gage Debt Instruments. The Selling Members shall use all reasonable efforts to cause the third parties under the Prudential Agreement and the Marquette Agreements to release the Company from any obligations under said agreements.

                  10.6 Board Seat. Buyer shall cause Edwin C. Gage to be added to its Board of Directors as soon as practicable after the Closing, and, in any event, Buyer shall nominate Mr. Gage to be elected or reelected, as the case may be, to its Board of Directors at its next annual meeting and shall recommend to the shareholders of Buyer that Mr. Gage be elected to the Board of Directors of Buyer at such meeting.

                  10.7 Accounts Receivable. After the Closing, Buyer shall cause the Company to collect its accounts receivable existing as of the Closing Date in the Ordinary Course of Business. To the extent that the total amount of the Accounts Receivable of the Company on the Closing Date, which shall be listed on a schedule delivered by the Selling Members to the Buyer at Closing, (the "Transferred Receivables"), net of any reserve relating thereto, has not been collected as of six months from the Closing Date, Buyer shall have the right, exercisable upon delivery of written notice to Gage within one year of the Closing Date, to cause Gage to indemnify Buyer for any such shortfall, subject to the limitations on indemnification set forth in Article 10 hereto, including the Principal Members Basket. In the event that Gage must make any such shortfall payment, Buyer agrees to transfer to Gage any uncollected Transferred

Receivables and to cooperate with Gage in any attempt by Gage to collect such Transferred Receivables. Buyer acknowledges and agrees that Gage shall have the right to exercise any and all remedies Gage may have, at law or in equity, to collect such Transferred Receivables. Buyer agrees that it shall not, without Gage's consent, agree to any reduction, offset or concession relating to the Transferred Receivables.


                                   ARTICLE 11
                    CONDITIONS TO SELLING MEMBERS' OBLIGATION

                  The obligations of the Selling Members to sell the Purchased Units is subject to the fulfillment, or written waiver by the Selling Members, prior to or at the Closing of the following conditions:

                  11.1 Buyer Performance. All representations and warranties by Buyer contained in this Agreement shall be true and correct in all material respects at and as of the Closing as though such representations and warranties were made at and as of said time (unless limited by their term to a prior date) other than breaches of such representations and warranties which would not be reasonably expected to have a Material Adverse Effect. Buyer shall have performed and complied with, in all material respects, all covenants, obligations and agreements of this Agreement to be performed and complied with by Buyer at or before the Closing. The Selling Members shall have received on the Closing Date a certificate executed by Buyer affirming the matters discussed in this Section 11.1.

                  11.2 Consents and Approvals. The Selling Members and Buyer shall have obtained all consents, authorizations and approvals under all statutes, laws, ordinances, regulations, rules, judgments, decrees and orders of any Governmental Entity or of any other person required to be obtained by the Selling Members or Buyer, as the case may be, in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby (including, without limitation, expiration or termination of the waiting period applicable to the consummation of the sale of the Purchased Units under the HSR Act).

                  11.3 No Litigation. There shall not be threatened, instituted or pending any action or proceeding, before any Governmental Entity,
(a) challenging or seeking to make illegal, or to delay or otherwise directly or indirectly restrain or prohibit, the consummation of the transactions contemplated hereby or seeking to obtain material damages in connection with such transactions, (b) seeking to prohibit direct or indirect ownership or operation by Buyer of all or a material portion of the business or assets of the Company, or to compel Buyer or any of its Affiliates or the Company to dispose of or to hold separately all or a material portion of the business or assets of Buyer and its Affiliates or of the Company, as a result of the transactions contemplated hereby, (c) seeking to invalidate or render unenforceable any material provision of this Agreement or any of the other Transaction Documents, or (d) otherwise relating to and materially adversely affecting the transactions contemplated hereby.

                  11.4 Delivery of Documents. Gage shall have received from the Company an executed copy of the Transaction Documents.

                                   ARTICLE 12
                        CONDITIONS TO BUYER'S OBLIGATION

                  The obligation of Buyer to purchase the Purchased Units is subject to the fulfillment, or written waiver by Buyer, prior to or at the Closing of the following conditions:

                  12.1 The Selling Members' Performance. All representations and warranties by the Selling Members contained in this Agreement shall be true and correct in all material respects and as of the Closing as though such representations and warranties were made at and as of said time (unless limited by their term to a prior date) other than breaches of such representations and warranties which would not reasonably be expected to have a Material Adverse Effect with the aforementioned determined without regard to any materiality qualifications set forth in the representations and warranties. The Selling Members shall have performed and complied with, in all material respects, all covenants, obligations and agreements of this Agreement to be performed and complied with by the Principal Members at or before the Closing. The Buyer shall have received on the Closing Date a certificate executed by the Principal Members affirming the matters discussed in this Section 12.1.

                  12.2 Consents and Approvals. The Selling Members and Buyer shall have obtained all consents, authorizations and approvals under all statutes, laws, ordinances, regulations, rules, judgments, decrees and orders of any Governmental Entity required to be obtained by the Selling Members or Buyer, as the case may be, in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby (including, without limitation, expiration or termination of the waiting period applicable to the consummation of the sale of the Purchased Units under the HSR
Act) and any consents required under the agreements set forth under SCHEDULE
8.3.

                  12.3 No Litigation. There shall not be threatened, instituted or pending any action or proceeding, before any Governmental Entity,
(a) challenging or seeking to make illegal, or to delay or otherwise directly or indirectly restrain or prohibit, the consummation of the transactions contemplated hereby or seeking to obtain material damages in connection with such transactions, (b) seeking to prohibit direct or indirect ownership or operation by Buyer of all or a material portion of the business or assets of the Company or the Executional Businesses, or to compel Buyer or any of its Affiliates or the Company to dispose of or to hold separately all or a material portion of the business or assets of Buyer and its Affiliates or of the Company, as a result of the transactions contemplated hereby, (c) seeking to invalidate or render unenforceable any material provision of this Agreement or any of the other Transaction Documents, or (d) otherwise relating to and materially adversely affecting the transactions contemplated hereby.

                  12.4 No Material Adverse Effect. There shall not have occurred, since the date of this Agreement, any event, change or circumstance constituting a Material Adverse Effect other than a Material Adverse Effect caused by a nonrecurring event.

                  12.5 Delivery of Documents. Buyer and/or the Company shall have received from Gage an executed copy of the Transaction Documents. Terry Niles, Joseph R. Thomas, Frank Uller and at least one out of Ron Schleper or Mike Barga shall have entered into Employment Agreements, which shall have total compensation and employee benefits comparable to those in place as of the date hereof.. Gage shall not have offered employment to, or agreed to employ after the Closing Date, any of the persons named in the previous sentence. Edwin Gage shall have entered into a Consulting Agreement with the Buyer substantially in the form attached hereto as Exhibit G.

                  12.6 Completion of Consolidation Transactions. The Consolidation Transactions shall have been consummated in form and substance reasonably satisfactory to Buyer.

                  12.7 Materiality of Conditions. Notwithstanding anything contained herein to the contrary, any condition involving the accuracy of representations and warranties made by any of the Selling Members hereunder, or the performance of covenants, obligations and agreements by any of the Selling Members shall be deemed fulfilled, and Buyer shall not be entitled to fail to consummate the transactions contemplated by this Agreement or terminate the Agreement on such basis, if the respects in which such conditions have not been performed or such representations and warranties are untrue, in the aggregate, do not constitute a Material Adverse Effect.

                  12.8 Opinion of Counsel. The Buyer shall have received an opinion of counsel to Gage, Company and Selling Members, dated the Closing Date, in form and substance reasonably satisfactory to Buyer's counsel, with regard to the transactions contemplated by this Agreement.


                                   ARTICLE 13
                                   TERMINATION

                  13.1 Termination. This Agreement may be terminated at any time prior to the Closing as follows:

                  (a) Either Buyer, on the one hand, or the Selling Members and Gage, on the other hand, may, without liability to the other party, terminate this Agreement by notice to the other party:

                           (i)      subject to Sections 8.7 and 9.5 hereto, if
the Closing shall not have occurred on or before August 31, 1998;

                           (ii)     subject to Section 10.1, if any court of
competent jurisdiction shall have issued a preliminary injunction which restrains or enjoins any of the transactions contemplated hereby; provided, however, that no such termination shall be permitted by any party hereto unless it shall have complied with Section 10.1(b);

                           (iii)    if any of the conditions precedent to the
performance of such party's obligations at the Closing can not be fulfilled.

                  (b) By Buyer if the Updated Disclosure Schedule discloses an event or condition which would reasonably be expected to result in a Material Adverse Effect.

                  (c) Buyer, on the one hand, and Gage and the Selling Members, on the other hand, may terminate this Agreement by their mutual written consent.

                  (d) By Buyer if Buyer reasonably determines following the visits with customers of the Executional Businesses contemplated by Section 8.6 that there will be any change in the Company's relationships with its customers after the date of this Agreement that would have a Material Adverse Effect on the Executional Businesses.

                  13.2 Effect of Termination. If this Agreement is terminated in accordance with Section 13.1, this Agreement (except for Sections
9.1 and 15.2 which shall survive such termination), shall no longer be of any force or effect and there shall be no liability on the part of any party or any of its directors, officers, shareholders or agents, except in the case of termination because of a material default or material breach resulting from the intentional or willful fault of another party, in which case the aggrieved party or parties may obtain its available remedies at law (including suit for damages) and in equity (including suit for specific performance) and may recover from the defaulting party the amount of out-of-pocket expenses incurred by such aggrieved party in connection with this Agreement or the transactions contemplated hereby. If this Agreement shall be terminated, each party will (i) redeliver all documents, work papers and other materials of any other party relating to this Agreement or the transactions contemplated hereby, whether obtained before or after the execution of this Agreement, to the party furnishing the same, and
(ii) destroy all documents, work papers and other materials developed by its accountants, agents and employees in connection with the transactions contemplated hereby which embody any proprietary information or trade secrets furnished by any party hereto or deliver such documents, work papers and other materials to the party furnishing such proprietary information or trade secrets or excise such proprietary information or trade secrets therefrom and all information received by any party hereto with respect to the business of any other party or any of its subsidiaries (other than information which is a matter of public knowledge or which has heretofore been or is hereafter published in any publication for public distribution or filed as public information with any governmental authority) shall not at any time be used for any personal advantage or disclosed by such party to any third person to the detriment of the party furnishing such information.

                                   ARTICLE 14
           SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION

                  14.1 Survival of Representations, Warranties. All representations and warranties contained in Article 6 and in Article 7 and the indemnification obligation hereunder with respect thereto, shall survive the Closing and until April 30, 2000; provided, however that (i) the representations and warranties set forth in Sections 6.2(h) and 6.2(m) shall survive until the expiration of the applicable statute of limitations; (ii) the indemnity obligation set forth in Section 14.2(d) shall survive until the first anniversary of the Closing Date; (iii) the indemnity obligations set forth in
Section 14.2(e) shall survive until the Company is released from any and all obligations it may have pursuant to the agreements described in such Section; and (iv) the indemnity obligations set forth in Sections 14.2(c), (f), (g) and
(h) and the representations and warranties set forth in Sections 6.1(a), 6.1(b), and 6.2(c) shall survive indefinitely. This Section 14.1 shall not limit any covenant or agreement of the parties that by its terms contemplates performance after the Closing Date.

                  14.2 Indemnification Obligations of the Principal Members. Subject to the terms and conditions of this Article 14, the Principal Members, jointly and severally, agree to indemnify and hold Buyer harmless against any and all Damages, except as expressly limited by the terms of Section 14.3, resulting from or relating to:

                  (a) any breach of any representation or warranty contained in Article 6 of this Agreement; provided that any claim by Buyer for indemnification under this paragraph (a) shall be made within the survival period for said breach as provided in Section 14.1 and no later;

                  (b) any breach of any covenant of the Selling Members or Gage, as the case may be, contained in this Agreement; provided that any claim for indemnification by Buyer under this paragraph (b) for the breach of any covenant of the Selling Members contained in this Agreement may be made no later than April 30, 2000;

                  (c) any liabilities for (i) Taxes levied on or calculated based upon the revenues or income of the Company (including for such purpose sales and use taxes and the Michigan Single Business Tax) and payable by the Company on or after the Closing Date with respect to any taxable period ending on or prior to the Closing Date (treating any taxable period that begins before and ends after the Closing Date as if such taxable period had ended on the Closing Date), to the extent such liabilities exceed any reserves for Tax liabilities on the Final Closing Balance Sheet and (ii) Taxes resulting from any audit of the Tax Returns of the Company or Gage described in Section 6.2(h) of the Disclosure Schedule;

                  (d) the shortfall in collections of the Transferred Receivables to the extent set forth in Section 10.7;

                  (e) any liabilities with respect to the Prudential Agreement and the Marquette Agreements;

                  (f) any liabilities with respect to events, changes or circumstances of a non-recurring nature occurring after the date of this Agreement and prior to the Closing, to the extent the same would, if recurring, result in a Material Adverse Effect;

                  (g) any liabilities with respect to worker's compensation claims that have been incurred but not reported, occurring on or prior to the Closing Date; and

                  (h) any liability of Gage relating to the Excluded Businesses other than the Obligations.

                  14.3 Limitations on the Principal Members' Indemnification Obligations.

                  (a) The Principal Members shall have no obligation to provide indemnification pursuant to Section 14.2(a) or Section 14.2(d) except to the extent that the aggregate amount of indemnification to which Buyer, but for this Section 14.3, otherwise shall have become entitled hereunder shall exceed $650,000 (the "Principal Members Basket"), in which event the Principal Members shall be obligated, subject to the limitations set forth in this Section 14.3, to provide indemnification only with respect to all amounts in excess of the Principal Members Basket. It is specifically acknowledged and agreed that, notwithstanding the foregoing sentence, that the "Principal Members Basket" of $650,000 provided for in this Section 14.3(a) shall not be applicable to any claim for indemnity by the Buyer pursuant to Section 14.2(a) that is based upon a breach of, or inaccuracy in, any warranty or representation, of the Selling Members or Gage contained in Sections 6.1(a), 6.1(b), 6.2(c), or 6.2(u). Except as otherwise provided in this sentence, in no event shall the Principal Members have an indemnification obligation hereunder to Buyer in connection with any individual claim where the Damages are less than $7,500 ("Small Claim") and any Small Claim shall not count towards the determination of the Principal Members Basket; provided, however, that such limitation shall not apply to claims for indemnity pursuant to subparagraphs (c), (e), (f) or (g) of Section 14.2.

                  (b) Notwithstanding anything contained in this Agreement to the contrary, the Principal Members shall have no liability for indemnification pursuant to Section 14.2 with respect to any claim for indemnification (i) arising directly or indirectly as a result of an act, omission or transaction of Buyer where the principal purpose thereof is to precipitate a claim for indemnification hereunder, (ii) to the extent provision for such claim or for claims of the same general nature (including, without limitation, bad debts or litigation claims) have been made, or the matter has otherwise been taken into account, in the Final Closing Balance Sheet, (iii) arising solely from a change by Buyer in accounting principles relating to the Company after the Closing Date, (iv) arising from a change in law or regulation (including Taxes and Environmental Laws) having a retroactive effect, and (v) where such claim involves the loss or reduction of a tax benefit or right to repayment of Taxes, prior to the date on which such tax benefit would have otherwise been utilized or such repayment would have been due (but for such claim for Taxes), such claim to be subject to indemnification as of such date. Any indemnification to which Buyer, but for the immediately preceding sentence, otherwise would have become entitled hereunder, shall not be taken into account in calculating the Principal Members Basket.

                  (c)      Subject to the exceptions described in this clause
(c), notwithstanding any other provision contained in this Agreement or the other Transaction Documents to the contrary, in no event shall the Principal Members have any liability for indemnification pursuant to Section 14.2(a), the other terms of this Agreement or the other Transaction Documents in an aggregate amount in excess of $8,110,000; provided, however, that any claim for indemnification made by Buyer with respect to (i) a breach of the representations or warranties contained in Sections 6.1(a), 6.1(b), and 6.2(c),
(ii) a claim for indemnity pursuant to subparagraphs (c), (e) and (g) of Section 14.2, and (iii) any action or proceeding brought on the basis of fraud shall not be subject to such liability limitation nor in any manner be applied toward such liability limitation.


                  14.4 Buyer Indemnification Obligations. Subject to the terms and conditions of this Article 14, Buyer agrees to indemnify and hold the Selling Members harmless against any and all Damages, except as expressly limited by the terms of Section 14.5, resulting from or relating to:

                  (a) any breach of a representation or warranty of Buyer contained in this Agreement; provided that any claim by the Selling Members for indemnification under this paragraph (a) shall be made no later than a date two years from and after the Closing Date;

                  (b) any breach of any covenant of Buyer contained in this Agreement; provided that any claim for indemnification by the Selling Members under this paragraph (b) for breach of any covenant of Buyer contained in this Agreement may be made no later than April 30, 2000;

                  (c) any action or proceeding, judicial or administrative, instituted by any third party for Damages arising out of the actions or inactions of Buyer or the Company with respect to the Company's business after the Closing Date (including, but not limited to, any noncompliance by the Company occurring after the Closing Date with any Environmental Laws, any Release, threatened Release or presence of any Hazardous Material at the real property owned, leased or occupied by the Company occurring after the Closing Date or any disposal or arrangement therefor of any Hazardous Material or other substance generated by the Company after the Closing Date);

and any and all actions, suits, demands, assessments or judgments with respect to any claim arising out of or relating to the subject matter of the indemnification.

                  14.5 Limitations on Buyer Indemnification Obligations. Buyer shall have no obligation to provide indemnification pursuant to Section 14.4(a) except to the extent that the aggregate amount of indemnification to which the Selling Members, but for this Section 14.5, otherwise shall have become entitled hereunder shall exceed $650,000 (the "Buyer Basket"), in which event Buyer shall be obligated, subject to the next succeeding sentence, to provide indemnification with respect to all amounts in excess of the Buyer Basket. It is specifically acknowledged and agreed that, notwithstanding the foregoing sentence, that the "Buyer Basket" of $650,000 provided for in this Section 14.5 shall not be applicable to any claim for indemnity by the Selling Members pursuant to Section 14.4(a) that is based upon a breach of, or inaccuracy in, any warranty or representation of Buyer contained in Section 7.5.

                  14.6 Procedure for Indemnification Claims. The respective indemnification obligations of the Principal Members and Buyer pursuant to Sections 14.2 and 14.4 shall be conditioned upon compliance by the Principal Members and Buyer with the following procedures for indemnification claims based upon or arising out of any claim, action or proceeding by any person not a party to this Agreement:

                  (a) If at any time a claim shall be made or threatened, or an action or proceeding shall be commenced or threatened, against a party hereto (the "Aggrieved Party") which could reasonably result in liability of the other party (the "Indemnifying Party") under its indemnification obligations hereunder, the Aggrieved Party shall give to the Indemnifying Party prompt notice of such claim, action or proceeding. Such notice shall state the basis for the claim, action or proceeding and the amount thereof (to the extent such amount is determinable at the time when such notice is given) and shall permit the Indemnifying Party to assume the defense of any such claim, action or proceeding (including any action or proceeding resulting from any such claim).

                  (b) If the Indemnifying Party assumes the defense of any such claim, action or proceeding, the obligation of the Indemnifying Party as to such claim, action or proceeding shall be limited to taking all steps necessary in the defense or settlement thereof and, provided the Indemnifying Party is held to be liable for indemnification hereunder and subject to the limitation on the amount of indemnification set forth in this Article 14, to holding the Aggrieved Party harmless from and against any and all Damages caused by or arising out of any settlement approved by the Indemnifying Party or any judgment or award rendered in connection with such claim, action or proceeding. The Aggrieved Party may participate, at its expense, in the defense of such claim, action or proceeding provided that the Indemnifying Party shall direct and control the defense of such claim, action or proceeding. The Aggrieved Party agrees to cooperate and make available to the Indemnified Party all books and records and such officers, employees and agents of the Aggrieved Party as are reasonably necessary and useful in connection with the defense. The Indemnifying Party shall not, in the defense of such claim, action or proceeding, consent to the entry of any judgment or award, or enter into any settlement, except in either event with the prior consent of the Aggrieved Party, which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Aggrieved Party of a release from all liability in respect of such claim, action or proceeding.

                  (c) If the Indemnifying Party does not assume the defense of any such claim within thirty (30) days of its tender, action or proceeding, the Aggrieved Party may defend against such claim, action or proceeding in such manner as it may deem appropriate. The Indemnifying Party agrees to cooperate and make available to the Aggrieved Party all books and records and such officers, employees and agents of the Indemnifying Party as are reasonably necessary and useful in connection with the defense.

                  (d) In the event an Aggrieved Party or Indemnifying Party shall cooperate in the defense or make available books, records, officers, employees or agents, as required by the terms of paragraphs (b) and (c), respectively, of this Section 14.6 the party to which such cooperation is provided shall pay the out-of-pocket costs and expenses (including reasonable legal fees and disbursements) of the party providing such cooperation and of its officers, employees and agents reasonably incurred in connection with providing such cooperation, but shall not be responsible to reimburse the party providing such cooperation for such party's time or the salaries or costs of fringe benefits or other similar expenses paid by the party providing such cooperation to its officers and employees in connection therewith.

                  14.7     Other Indemnification Provisions.

                  (a) The indemnification obligations of the Principal Members and Buyer under this Section 14 shall constitute the sole and exclusive remedies of Buyer and the Selling Members, respectively, with respect to the matters described in Sections 14.2 and 14.4, respectively; provided, however, that no party's remedies shall be so limited with respect to any action or proceeding brought on the basis of fraud.

                  (b)      All amounts paid by the Indemnifying Party under this
Article 14 shall be treated as adjustments to the Purchase Price for all tax purposes.

                  (c) The amount of any indemnification to be paid under this Article 14 shall be computed after giving effect to any tax benefits and any insurance proceeds received by the party entitled to such indemnification.

                  (d) Notwithstanding any provision herein to the contrary, to the extent Buyer shall become entitled to any indemnification pursuant to this Article 14, Buyer first must seek such indemnification from the Escrow Deposit.

                  (e) An Aggrieved Party shall take all reasonable steps necessary or appropriate to mitigate Damages upon becoming aware of any event that could reasonably be expected to give rise thereto.

                                   ARTICLE 15
                                  MISCELLANEOUS

                  15.1 Assurance of Further Action. Subject to the terms and conditions of this Agreement, from time to time prior to or after the Closing, each of the parties hereto agrees to use commercially reasonable efforts to take or cause to be taken all action, to do or cause to be done, and to assist and cooperate with the other party hereto in doing, all things necessary, proper or advisable under Applicable Laws to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including, but not limited to, (a) the satisfaction of the conditions precedent to the obligations of any of the parties hereto; (b) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the performance of the obligations hereunder or thereunder; and

(c) the execution and delivery of such instruments, and the taking of such other actions as the other party hereto may reasonably require in order to carry out the intent of this Agreement.

                  15.2 Expenses. Whether or not the Closing is consummated, except as otherwise set forth in this Agreement, all fees and expenses incurred in connection with the negotiation, preparation, execution and performance of this Agreement (including without limitation fees and expenses of legal counsel, accountants and other professionals) shall be paid by the party incurring such expense; provided, however, that all filing fees, whether incurred by the Selling Members or Buyer, in connection with the filing of notifications under and in accordance with the HSR Act shall be borne equally by the parties.

                  15.3     Waiver. The parties hereto may by written agreement
(i) extend the time for or waive or modify the performance of any of the obligations or other acts of the parties hereto or (ii) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement.

                  15.4 Notices. All notices, requests or other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered or mailed first class certified mail postage prepaid addressed as follows: if to the Selling Members, to E.C. Gage, 10000 Highway 55, Minneapolis, Minnesota 55441 (with a copy to Michael J. McDonnell, Esq., Dorsey & Whitney LLP, Pillsbury Center South, 220 South Sixth Street, Minneapolis, Minnesota 55402); if to Buyer, to AHL Services, Inc., Atlanta Financial Center, 3353 Peachtree Road, N.E., suite 1120, North Tower, Atlanta, Georgia 30326
Attention: Chief Financial Officer (with a copy to Russell B. Richards, King & Spalding, Suite 4900, 191 Peachtree Street, Atlanta, Georgia 30303); or to such other address as may have been furnished in writing to the party giving the notice by the party to whom notice is to be given.

                  15.5 Entire Agreement. This Agreement embodies the entire agreement among the parties and there have been and are no agreements, representations or warranties, oral or written among the parties other than those set forth or provided for in this Agreement. This Agreement may not be modified or changed, in whole or in part, except by a supplemental agreement signed by each of the parties.

                  15.6 Rights Under this Agreement; Nonassignability. This Agreement shall bind and inure to the benefit of the parties hereto and their respective successors and assigns, but shall not be assignable by any party without the prior written consent of the other parties; provided, however, that Buyer may assign all or any part of its rights under this Agreement and delegate all or any part of its obligations under this Agreement to one or more corporations all or substantially all of the capital stock or equity interests of which are owned by Buyer, in which event all of the rights and powers of Buyer, and remedies available to it hereunder shall extend to and be enforceable by each such corporation. Any such assignment and delegation shall not release Buyer from its obligations hereunder, and Buyer guarantees to the Selling Members the performance by each such corporation of its obligations hereunder and under the agreement of such corporation referred to in the penultimate sentence of this Section 15.6. In the event of any such assignment and delegation the terms "Buyer" and "party" as used in this Agreement shall be deemed to refer to each such corporation where reference is made to actions to be taken pursuant to this Agreement and the transactions contemplated hereby and shall be deemed to include both Buyer and each such corporation where appropriate. As a condition of the Closing, each such corporation shall execute and deliver to the Selling Members an agreement, in form and substance satisfactory to the Selling Members and its counsel, to be bound by the terms of this Agreement, and irrevocably authorizing Buyer to act for it in all matters pertaining to this Agreement, and representing and warranting to the Selling Members as to the same matters, with appropriate modifications, set forth in
Section 7. The Selling Members shall be required to deal, and give notices to, and shall be fully protected in dealing only with, and giving notices only to, Buyer with respect to all matters pertaining to this Agreement.

                  Nothing contained in this Agreement is intended to confer upon any person, other than the parties to this Agreement and their respective permitted successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

                  15.7 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Minnesota applicable to agreements made and to be performed in the State of Minnesota and shall be construed without regard to (i) any choice of law or conflict of law provision or rule (whether of the State of Minnesota or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Minnesota and (ii) any presumption or other rule requiring the construction of an agreement against the party causing it to be drafted. Any legal action in a proceeding brought in accordance with the terms of Section 15.13 (including for enforcement of any arbitration award) shall be brought in Hennepin County, Minnesota, in the Courts of the State of Minnesota or of the United States District Court for the District of Minnesota or in Fulton County, Georgia, in the Superior Court of Fulton County or in the United States District Court for the Northern District of Georgia, as shall be selected by the party instituting the legal action, and, by execution and delivery of this Agreement, the parties hereby accept for themselves and in respect of their property, generally and unconditionally, the exclusive jurisdiction of the aforesaid Courts. The parties irrevocably consent to the service of process out of any of the aforementioned Courts in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to the parties at their addresses referenced in Section 15.4. The parties hereby irrevocably waive any objection which they may now or hereafter have to laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Agreement or any of the other Transaction Documents, brought in the Courts referred to above and hereby further irrevocably waive and agree, to the extent permitted by Applicable Laws, not to plead or claim in any such Court that any such action or proceeding brought in any such Court has been brought in an inconvenient forum.

                  15.8 Publicity. Without consultation with the other party, no party to this Agreement shall issue any press release or otherwise make any public statement with respect to this Agreement or the transactions contemplated hereby, except for such press releases or other statements as the disclosing party may reasonably determine are required by applicable law, including, without limitation, a press release to be made by the Buyer and Selling Members individually in connection with the execution of this Agreement.

                  15.9 Headings; References to Sections, Exhibits and Schedules. The headings of the Sections, paragraphs and subparagraphs of this Agreement are solely for convenience and reference and shall not limit or otherwise affect the meaning of any of the terms or provisions of this Agreement. The references herein to Sections, Exhibits and Schedules, unless otherwise indicated, are references to sections of and exhibits and schedules to this Agreement.

                  15.10 Knowledge. When applied to any party to this Agreement, the term "knowledge" and any derivatives thereof shall refer only to the actual knowledge of the party (if a natural person), or in the case of Gage, the persons set forth on SCHEDULE 15.10, after review of his or her official files, and no information known by any other employee, or any attorney, accountant or other representative, of such party shall be imputed to such party.

                  15.11 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but which together constitute one and the same instrument.

                  15.12 Dispute Resolution. The parties acknowledge and agree that they shall cooperate in good faith to resolve promptly any disputes arising under or related to this Agreement and the Transaction Documents. In the event the parties are unable to resolve any such dispute on an amicable basis, the parties agree that in some situations arbitration can be a quick, effective and relatively inexpensive method of dispute resolution. With these principles in mind, the parties agree to the following:

                  (a) Disputes involving a claim or claims that, in total, seek less than Five Hundred Thousand Dollars ($500,000) in relief and do or does not involve a claim for equitable relief, will be adjudicated exclusively through use of the arbitration services provided by the American Arbitration Association ("AAA"), using the AAA's Commercial Rules. Any such arbitration must be conducted using the Minneapolis, Minnesota office of the AAA and must be venued in Minneapolis, Minnesota. The parties agree that the arbitrator's power to award relief shall be limited to an award of monetary damages (if any), exclusive of any damages of a special, incidental, consequential or punitive nature, however termed, and that the arbitrator shall not be entitled to grant any form of equitable relief, except that the arbitrator shall have the discretion to award the prevailing party its reasonable attorneys' fees and all other costs and expenses of such arbitration. The parties further agree that any award granted by the arbitrator shall not exceed Five Hundred Thousand Dollars ($500,000), exclusive of interest (if any). The parties agree that any attempt by the arbitrator to exercise power other than as provided for herein, or to issue an award that violates this Section 15.12(a), shall be null, void and unenforceable in any forum.

                  (b) The parties agree that any dispute involving claims seeking monetary relief exceeding Five Hundred Thousand Dollars ($500,000), or any claims seeking any form or equitable relief, in whole or in part, shall be adjudicated exclusively in a court of competent jurisdiction pursuant to Section
15.7 and shall not be subject to arbitration.

               15.13 Action By Selling Members. Each of the Selling Members hereby agrees that the Selling Members, as a group, shall deal with the Buyer, the Company and all other third parties in connection with all matters arising under this Agreement and the other Transaction Documents through Edwin C. "Skip" Gage, and Skip Gage is hereby appointed by each of the Selling Members to act in such capacity (the "Members' Representative"). The Members' Representative shall have the power to act on behalf of all of the Selling Members for all purposes, including administering the post-closing adjustments, the indemnification procedures and the Escrow Agreement, and the Company, Buyer and such third parties, respectively, shall be entitled to rely upon, and shall be fully protected in relying upon, the power and authority of the Members' Representative to act on behalf of the Selling Members.

               IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

                              ADISTRA, LLC

                              By   /s/ Edwin C. Gage
                                   ------------------------------------
                                   Name:  E. C. Gage
                                         ------------------------------
                                   Title:  Chief Executive Officer
                                          -----------------------------


                              GAGE MARKETING GROUP, LLC

                              By   /s/ Edwin C. Gage
                                   ------------------------------------
                                   Name:  E. C. Gage
                                         ------------------------------
                                   Title:  Chief Executive Officer
                                          -----------------------------


                             SELLING MEMBERS

                             By  /s/ E.C. Gage
                                --------------------------------------
                                  Revocable Trust of Edwin C. Gage,
                                      dated April 28, 1988

                             By  /s/ Barbara C. Gage
                                --------------------------------------
                                  Revocable Trust of Barbara C. Gage,
                                      dated April 28, 1988

                             By  /s/ E. C. Gage as power of attorney
                                     for Christine C. Gage
                                --------------------------------------
                                   Name:  Christine C. Gage
                                        ------------------------------
                             By  /s/ Geoffrey C. Gage
                                --------------------------------------
                                   Name:  Geoffrey C. Gage
                                        ------------------------------
                             By  /s/ Scott C. Gage
                                --------------------------------------
                                   Name:   Scott C. Gage
                                        ------------------------------
                             By  /s/ Richard C. Gage
                                --------------------------------------
                                   Name:  Richard C. Gage
                                        ------------------------------


                             AHL SERVICES, INC.

                             By   /s/ Edwin R. Mellett
                                 -------------------------------------
                                 Name:  Edwin R. Mellett
                                      --------------------------------
                                 Title:  Co-Chief Executive Officer
                                      --------------------------------

                                    EXHIBITS


Exhibit A:        Escrow Agreement
Exhibit B:        Lease Agreement
Exhibit C:        International Option Agreement
Exhibit D:        Noncompetition and Co-Marketing Agreement
Exhibit E:        Registration Rights Agreement
Exhibit F:        Transition Agreement
Exhibit G:        Consulting Agreement
Exhibit H:        Terms of Convertible Note


                                    SCHEDULES

TO BE UPDATED PRIOR TO SIGNING

Schedule 1.1(a)        Closing Incentive Payments
Schedule 1.1(b)        Excluded Equipment
Schedule 2.1           Record Ownership of Membership Units
Schedule 3.2(b)        Closing Balance Sheet Principles
Schedule 3.3(a)        Form of Preliminary Closing Balance Sheet Report of AALP
Schedule 8.3           Consents required by Buyer
Schedule 8.4           Non-resigning Officers and Directors
Schedule 10.2          Gage Equipment
Schedule 10.2(c)(v)    Other Obligations
Schedule 10.3          Excluded Employees
Schedule 15.10         Knowledge

Disclosure Schedule